UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule
14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

nCino, Inc.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required per Exchange Act Rules 14a-6(i)(1) and 0-11.

ncino

NOTICE OF ANNUAL MEETING AND

Proxy Statement

2026 Annual Meeting of Stockholders | June 18, 2026

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 18, 2026

TO OUR STOCKHOLDERS:

Notice is hereby given that the 2026 annual meeting of stockholders (the “Annual Meeting”) of nCino, Inc., a Delaware corporation (the “Company”), will be held via live audio webcast on June 18, 2026, at 10:00 a.m. Eastern Time, at www.virtualshareholdermeeting.com/NCNO2026, to consider the following matters, as more fully described in the proxy statement accompanying this notice:

1.	the election of the four director nominees named in this proxy statement;

2.	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2027;

3.	the advisory vote to approve the compensation paid to our named executive officers;

4.	the approval of an amendment to the Company’s Certificate of Incorporation to permit stockholders to remove directors with or without cause; and

5.	the transaction of such other business as may properly come before the meeting, or any adjournment or postponement thereof.

Stockholders of record at the close of business on April 20, 2026 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

Your vote is important. Whether or not you plan to attend the Annual Meeting via the live webcast, please authorize proxies to cast your votes today by following the easy instructions in the Notice of Internet Availability of Proxy Materials or, if you requested a printed set of proxy materials, on the proxy card enclosed with the proxy materials.

YOUR VOTE IS IMPORTANT

You may cast your vote over the Internet, by telephone or by completing and mailing a proxy card. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares in person.

Proxies forwarded by or for banks, brokers or other nominees should be returned as requested by them. We encourage you to vote promptly to ensure your vote is represented at the Annual Meeting, regardless of whether you plan to attend in person.

You can find detailed information regarding voting in the section entitled “General Information” in the accompanying proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 18, 2026

The notice of the Annual Meeting, proxy statement and the Company’s Annual Report on

Form 10-K for the fiscal year ended January 31, 2026, are available at www.proxyvote.com.

By order of the Board of Directors

Sincerely,

Sean Desmond Chief Executive Officer

Wilmington, North Carolina—May 8, 2026

DIRECTOR COMPENSATION	22

Fiscal 2026 Director Compensation Table	23

EXECUTIVE COMPENSATION	25

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)	25

Named Executive Officers	25

Overview	26

What We Pay and Why	28

How We Make Executive Compensation Decisions	34

Compensation Committee Report	36

FISCAL 2026 EXECUTIVE COMPENSATION TABLES AND RELATED NARRATIVES	37

EQUITY COMPENSATION PLAN INFORMATION	47

PROPOSAL TWO – RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP	48

Principal Accountant Fees and Services	48

Determination of Independence	48

Pre-Approval Policy	49

Recommendation of Our Board of Directors and Audit Committee	49

REPORT OF THE AUDIT COMMITTEE	50

PROPOSAL THREE – ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION	51

General	51

Recommendation of Our Board of Directors	51

PROPOSAL FOUR—APPROVAL TO AMEND AND RESTATE THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO PERMIT STOCKHOLDERS TO REMOVE ANY DIRECTOR WITH OR WITHOUT CAUSE	52

General	52

Recommendation of Our Board of Directors	53

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	54

WHERE YOU CAN FIND MORE INFORMATION	58

FORM 10-K	58

OTHER MATTERS	59

nCino, Inc.

6770 Parker Farm Drive

Wilmington, North Carolina 28405

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 18, 2026

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished to stockholders of nCino, Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies by our board of directors for use at our 2026 annual meeting of stockholders to be held on June 18, 2026 (the “Annual Meeting”), and at any adjournment or postponement thereof. The Annual Meeting will be held via live webcast accessible at www.virtualshareholdermeeting.com/NCNO2026 at 10:00 a.m. Eastern Time.

Please note that information contained on our website does not constitute a part of, and is not incorporated by reference into, this proxy statement.

THE INFORMATION PROVIDED IN THE “QUESTIONS AND ANSWERS” FORMAT BELOW IS FOR YOUR CONVENIENCE AND INCLUDES ONLY A SUMMARY OF CERTAIN INFORMATION CONTAINED IN THIS PROXY STATEMENT. YOU SHOULD READ THIS ENTIRE PROXY STATEMENT CAREFULLY.

QUESTIONS AND ANSWERS

Why am I receiving these materials?

We are distributing our proxy materials because our board of directors is soliciting your proxy to vote at the Annual Meeting. This proxy statement summarizes the information you need to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares.

Why did I receive an Internet Notice instead of a full set of printed proxy materials?

As permitted by the rules of the Securities and Exchange Commission (the “SEC”), we are making this proxy statement and our Annual Report on Form 10-K for the fiscal year ended January 31, 2026, available to our stockholders electronically via the Internet at www.proxyvote.com. On or about May 8, 2026, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (“Internet Notice”), containing instructions on how to access this proxy statement and vote online or by telephone. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them pursuant to the instructions provided in the Internet Notice. The Internet Notice instructs you on how to access and review all of the important information contained in this proxy statement. Additionally, by following the instructions in the Internet Notice, you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We believe that these rules allow us to provide our stockholders with the information they need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting.

What proposals will be voted on at the Annual Meeting?

Stockholders will vote on four proposals at the Annual Meeting:

•	the election of four director nominees named in this proxy statement;

•	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2027;

•	the advisory vote to approve the compensation paid to our named executive officers; and

•	the approval of an amendment to the Company’s Certificate of Incorporation to permit stockholders to remove directors with or without cause.

We will also consider other business, if any, that properly comes before the Annual Meeting.

What happens if other business not discussed in this proxy statement comes before the meeting?

The Company does not know of any business to be presented at the Annual Meeting other than the proposals discussed in this proxy statement. If other business comes before the meeting and is proper under our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, and Delaware law, the Company representatives will use their discretion in casting all of the votes that they are entitled to cast.

How does the board of directors recommend that stockholders vote on the proposals?

Our board of directors recommends that stockholders vote “FOR” the election of each of the four director nominees, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2027, “FOR” the advisory vote to approve the compensation of our named executive officers, and “FOR” the approval to amend the Company’s Amended and Restated Certificate of Incorporation to allow for the removal of directors with or without cause.

Who is entitled to vote?

The record date for the Annual Meeting is the close of business on April 20, 2026. As of the record date, 108,794,598 shares of common stock, par value $0.0005 per share, were outstanding. Only holders of record of our common stock as of the record date will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Each stockholder is entitled to one vote for each share of our common stock held by such stockholder on the record date.

How will the virtual Annual Meeting be conducted and how can I attend?

In order to continue providing expanded access, improved communication and cost savings for our stockholders and our Company, we will hold the Annual Meeting as a completely “virtual” meeting of stockholders, which will be conducted via live webcast. You will be able to attend the Annual Meeting online, vote and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/NCNO2026. Such questions must be confined to matters properly before the Annual Meeting and of general Company concern. To participate, you will need your 16-digit control number included in your proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials. The Company will post the rules of conduct for the Annual Meeting to its investor relations website prior to the meeting. A recording of the Annual Meeting will be available at www.virtualshareholdermeeting.com/NCNO2026 following the Annual Meeting for one year.

Stockholders will have the opportunity to submit questions through the virtual meeting website during the Annual Meeting. To submit questions, you must be properly logged into the meeting website with your 16-digit control number included in your proxy materials. We will endeavor to answer as many questions submitted by stockholders as time permits at the Annual Meeting. We reserve the right to exclude questions regarding topics that are not pertinent to meeting matters or Company business. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition.

The meeting will begin promptly at 10:00 a.m., Eastern Time. We encourage you to access the meeting prior to the start time. Online access will open at 9:45 a.m., Eastern Time, and you should allow ample time to log in to the meeting webcast and test your computer audio system. We recommend that you carefully review the procedures needed to gain admission in advance.

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during check-in or during the meeting, please call the technical support number that will be posted on the virtual stockholder meeting login page www.virtualshareholdermeeting.com/NCNO2026.

How can I vote my shares without attending the Annual Meeting?

If you are a holder of record of shares of common stock of the Company, you may direct your vote without attending the Annual Meeting by following the instructions on the Internet Notice or proxy card to vote by Internet or by telephone, or by signing, dating and mailing a proxy card.

If you hold your shares in street name via a broker, bank or other nominee, you may direct your vote without attending the Annual Meeting by signing, dating and mailing your voting instruction card. Internet or telephonic voting may also be available. Please see your voting instruction card provided by your broker, bank or other nominee for further details.

Can I change my vote or revoke my proxy?

You may change your vote or revoke your proxy at any time before it is voted at the Annual Meeting. If you are a stockholder of record, you may change your vote or revoke your proxy by:

•	delivering a written notice of revocation of your proxy to the attention of the Corporate Secretary at the following address: 6770 Parker Farm Drive, Wilmington, North Carolina 28405;

•	delivering to us an authorized proxy bearing a later date (including a proxy over the Internet or by telephone); or

•	attending the virtual Annual Meeting and voting during the meeting. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

If your shares are held in the name of a bank, broker or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or other nominee, or as otherwise instructed by such bank, broker or nominee.

What is a broker non-vote?

Brokers, banks or other nominees holding shares on behalf of a beneficial owner may vote those shares in their discretion on certain “routine” matters even if they do not receive timely voting instructions from the beneficial owner. With respect to “non-routine” matters, the broker, bank or other nominee is not permitted to vote shares for a beneficial owner without timely received voting instructions. The only routine matter to be presented at the Annual Meeting is the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2027 (Proposal Two). The election of the four nominee directors (Proposal One), the advisory vote to approve the compensation of our named executive officers (Proposal Three), and the vote to approve the amendment to the Company’s Amended and Restated

Certificate of Incorporation to permit stockholders to remove directors with or without cause (Proposal Four), are non-routine matters. A broker non-vote occurs when a broker, bank or other nominee does not vote on a non-routine matter because the beneficial owner of such shares has not provided voting instructions with regard to such matter. If a broker, bank or other nominee exercises his/her/its discretionary voting authority on Proposal Two, such shares will be considered present at the Annual Meeting for quorum purposes and broker non-votes will occur as to Proposal One, Proposal Three, Proposal Four, and any other non-routine matters that are properly presented at the Annual Meeting. A broker non-vote will have no impact on the voting results with respect to Proposals One, and Three. However, a broker non-vote will have the same effect as a vote against Proposal Four. There will not be any broker non-votes on Proposal Two.

What constitutes a quorum?

The presence at the Annual Meeting, either in person or by proxy, of holders of a majority of the aggregate number of shares of our issued and outstanding common stock entitled to vote thereat as of the record date shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining whether a quorum is present at the Annual Meeting.

What vote is required to approve each matter to be considered at the Annual Meeting?

Proposal One: Election of the Four Director Nominees Named in this Proxy Statement.

We have implemented a majority of votes cast standard for uncontested director elections in our Amended and Restated Bylaws. To be elected, each director must receive a majority of the votes cast with respect to that director’s election. “Majority of the votes cast” means that the number of shares voted “FOR” a director must exceed 50% of the votes cast with respect to that director’s election.

Our Corporate Governance Guidelines provide that any incumbent director who is not re-elected in an election in which majority voting applies must tender his or her resignation to our board of directors promptly following certification of the stockholder vote. The Nominating and Corporate Governance Committee will consider the tendered resignation and make a recommendation to our board of directors as to whether to accept or reject the resignation or whether other action should be taken.

An abstention or a broker non-vote on Proposal One will not have any effect on the election of the director.

Proposal Two: Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending January 31, 2027.

The affirmative vote of the majority of our shares of common stock present in person or represented by proxy and entitled to vote thereon at the Annual Meeting is required for the approval of Proposal Two.

An abstention on Proposal Two will have the same effect as a vote against Proposal Two. Brokers will have discretionary authority to vote on this proposal. Accordingly, there will not be any broker non-votes on Proposal Two.

Proposal Three: Advisory Vote to Approve the Compensation of our Named Executive Officers.

The affirmative vote of the majority of our shares of common stock present in person or represented by proxy and entitled to vote thereon at the Annual Meeting is required for the approval of Proposal Three.

An abstention on Proposal Three will have the same effect as a vote against Proposal Three. A broker non-vote on Proposal Three will not have any effect on the voting results.

As an advisory vote, this proposal is non-binding. Although the vote is non-binding, our board of directors and the Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Proposal Four: Proposal to Amend the Company’s Certificate of Incorporation to permit stockholders to remove directors with or without cause.

The affirmative vote of the holders of at least sixty six and two-thirds percent (66 2/3%) of the voting power of all outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, is required for the approval of Proposal Four.

An abstention on Proposal Four will have the same effect as a vote against Proposal Four. A broker non-vote on Proposal Four will also have the same effect as a vote against Proposal Four.

What is the deadline for submitting a proxy?

To ensure that proxies are received in time to be counted prior to the Annual Meeting, proxies submitted by Internet or by telephone should be received by 11:59 p.m. Eastern Time on June 17, 2026, and proxies submitted by mail should be received by the close of business on June 17, 2026.

What does it mean if I receive more than one Internet Notice or proxy card?

If you hold your shares in more than one account, you will receive an Internet Notice or proxy card for each account. To ensure that all of your shares are voted, please complete, sign, date and return a proxy card for each account or use the Internet Notice or proxy card for each account to vote by Internet or by telephone. To ensure that all of your shares are represented at the Annual Meeting, we recommend that you vote every Internet Notice or proxy card that you receive.

How will my shares be voted if I return a blank proxy card or a blank voting instruction card?

If you are a holder of record of our common stock and you sign and return a proxy card or otherwise submit a proxy without giving specific voting instructions, your shares will be voted:

•	“FOR” the election of the four director nominees named in this proxy statement;

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2027;

•	“FOR” the advisory vote to approve the compensation paid to our named executive officers; and

•	“FOR” the proposal to amend the Company’s Certificate of Incorporation to provide for the removal of directors with or without cause.

If you hold your shares in street name via a broker, bank or other nominee and do not provide the broker, bank or other nominee with voting instructions (including by signing and returning a blank voting instruction card), your shares:

•	will be counted as present for purposes of establishing a quorum;

•

will be voted in accordance with the broker’s, bank’s or other nominee’s discretion on “routine” matters, which consists of only the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2027 (Proposal Two); and

•

may not be voted in connection with the election of the four director nominees named in this proxy statement (Proposal One), the advisory vote to approve the compensation of our named executive officers (Proposal Three), the proposal to amend the Company’s Certificate of Incorporation to permit stockholders to remove directors with or without cause (Proposal Four), or any other non-routine matters that are properly presented at the Annual Meeting. For each of these proposals, your shares will be treated as “broker non-votes.” A broker non-vote will have no impact on voting results with respect to Proposals One, and Three. However, a broker non-vote will have the same effect as a vote against Proposal Four. There will not be any broker non-votes on Proposal Two.

Our board of directors knows of no matter to be presented at the Annual Meeting other than Proposals One through Four. If any other matters properly come before the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by us will be voted with respect thereto as permitted and in accordance with the judgment of the proxy holders.

Who is making this solicitation and who will pay the expenses?

This proxy solicitation is being made on behalf of our board of directors. All expenses of the solicitation, including the cost of preparing and mailing the Internet Notice or this proxy statement, will be borne by the Company.

Will a stockholder list be available for inspection?

A list of stockholders entitled to vote at the Annual Meeting will be available for 10 days prior to the Annual Meeting, at nCino, Inc., 6770 Parker Farm Drive, Wilmington, North Carolina 28405, between the hours of 9:00 a.m. and 5:00 p.m. Eastern Time.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC, called “householding.” Under this procedure, we send only one proxy statement and one annual report to eligible stockholders who share a single address, unless we have received instructions to the contrary from any stockholder at that address. This practice is designed to eliminate duplicate mailings, conserve natural resources and reduce our printing and mailing costs. Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and receive only one set of proxy materials but would like to request a separate copy of these materials, please contact our mailing agent, Broadridge Financial Solutions, Inc. by calling 1-866-540-7095 or writing to 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department and an additional copy of proxy materials will be promptly delivered to you. Similarly, if you receive multiple copies of the proxy materials and would prefer to receive a single copy in the future, you may also contact Broadridge Financial Solutions, Inc. at the above telephone number or address. If you own shares through a bank, broker, or other nominee, you should contact the nominee concerning householding procedures.

How can I find out the results of the voting at the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting.

When are stockholder proposals or director nominations due for next year’s annual meeting of the stockholders?

Our stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws, and the rules established by the SEC.

Under Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”), if you want us to include a proposal in the proxy materials for our 2027 annual meeting of stockholders, we must receive the proposal at our executive offices at 6770 Parker Farm Drive, Wilmington, North Carolina 28405, no later than January 8, 2027.

Pursuant to our Amended and Restated Bylaws, stockholder nominations or other business to be presented at our 2027 annual meeting of stockholders must be received no earlier than February 18, 2027 and not later than

March 20, 2027 and must otherwise comply with the requirements set forth in our Amended and Restated Bylaws. Any proposal or nomination should be addressed to the attention of our Corporate Secretary, and we suggest that it be sent by certified mail, return receipt requested or through another mailing service that provides tracking information and proof of receipt.

In addition to satisfying the requirements of our Amended and Restated Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the nCino’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 19, 2027.

Whom can I contact for further information?

If you would like additional copies, without charge, of this proxy statement or if you have questions about the Annual Meeting, the proposals, or the procedures for voting your shares, you should contact our Corporate Secretary at 6770 Parker Farm Drive, Wilmington, North Carolina 28405 or by telephone at (888) 676-2466.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE

ELECTION OF DIRECTORS NAMED IN THIS

PROXY STATEMENT

General

At our 2025 annual meeting of stockholders (the “2025 Annual Meeting”), our stockholders approved an amendment to our Amended and Restated Certificate of Incorporation to provide for the declassification of our board of directors (“Amendment”). Our Amended and Restated Certificate of Incorporation previously provided for our board of directors to be divided into three classes, with each class serving staggered three year terms and a single class standing for election each year. Pursuant to the Amendment passed during the 2025 Annual Meeting, our board of directors is currently in the process of being declassified. Starting at the 2026 Annual Meeting, the directors nominated for election will not be classified and will serve for a one-year term, such that all directors will be declassified at the conclusion of our 2028 annual meeting of stockholders (the “2028 Annual Meeting”).

At the Annual Meeting, our stockholders will elect four directors, as nominated by our board of directors. Three of these director nominees, Jon Doyle, William Spruill and Diego Dugatkin, (each currently Class III directors) will be elected for one-year terms, expiring at the 2027 annual meeting. Andy Yasutake, who was appointed by the board of directors as a Class II director during the fiscal year ended 2026, will stand for election as a Class II director. If elected, Mr. Yasutake will serve a term expiring at the 2028 Annual Meeting. Each of our current directors will continue to serve as a director until the election and qualification of his or her successor, or until his or her earlier death, resignation or removal.

We have implemented a “majority of votes cast” standard for uncontested director elections in our Amended and Restated Bylaws. To be elected, each director must receive a majority of the votes cast with respect to that director’s election. “Majority of the votes cast” means that the number of shares voted “FOR” a director exceeds the number of shares voted “AGAINST” that director.

Our Corporate Governance Guidelines provide that any incumbent director who is not re-elected in an election in which majority voting applies must tender his or her resignation to our board of directors promptly following certification of the stockholder vote. The Nominating and Corporate Governance Committee will consider the tendered resignation and make a recommendation to our board of directors as to whether to accept or reject the resignation or whether other action should be taken. The board of directors will act on the recommendation and publicly disclose its decision within 90 days following certification of the election results. Additional details about this process are specified in our Corporate Governance Guidelines, which are available on our Investor Relations website at https://investor.ncino.com under the “Governance” tab.

Directors

The following table sets forth information with respect to our director nominees for election at the Annual Meeting and continuing directors:

Name	Age	Director Since	Board Committees
Director Nominees for Election at the Annual Meeting—Term Expiring at the 2027 Annual Meeting
Jon Doyle	61	December 2019	Compensation Committee
William Spruill	58	November 2022	Compensation Committee, Audit Committee
Diego Dugatkin	56	December 2025	None

Director Nominee for Election at the Annual Meeting—Term Expiring at the 2028 Annual Meeting
Andy Yasutake (Class II)	48	December 2025	None

Name	Age	Director Since	Board Committees
Class I Directors—Term Expiring at 2027 Annual Meeting
Pam Kilday	68	December 2019	Compensation Committee (Chair), Nominating & Governance Committee
Pierre Naudé	67	December 2011	None
William Ruh	65	May 2013	Audit Committee (Chair), Nominating & Governance Committee

Class II Directors—Term Expiring at 2028 Annual Meeting
Sean Desmond	53	February 2025	None
Justin Nyweide	46	February 2025	Audit Committee, Nominating & Governance Committee (Chair)

Additional biographical descriptions of the nominees and continuing directors are set forth in the text below. These descriptions include the experience, qualifications, qualities and skills that led to the conclusion that each director should serve as a member of our board of directors at this time.

Board Nominees

Term Expiring at the 2027 Annual Meeting

Jon Doyle has served on our board of directors since December 2019. Mr. Doyle is currently a member of our board of directors and is Vice Chairman, Senior Managing Principal and Head of the Financial Services Group at Piper Sandler, an investment banking company, following the merger of Piper Jaffray with Sandler O’Neill + Partners in January 2020. From January 2002 to January 2020, Mr. Doyle served as the Senior Managing Principal of Sandler O’Neill + Partners. Previously, Mr. Doyle held various positions in hardware sales and commercial banking. Mr. Doyle holds a B.S. in Finance from the College of William & Mary.

We believe Mr. Doyle is qualified to serve on our board of directors based on his corporate finance expertise and experience in the financial services industry.

William Spruill has served on our board of directors since November 2022. Mr. Spruill is the co-founder and former president of Global Data Consortium (GDC), the most widely channel-distributed global identity verification platform. Mr. Spruill served as president from inception in 2010 until May 2022. During his tenure, he oversaw the formation of more than 50 enterprise channel relationships and established a cohort of more than 120 data suppliers creating a unique consortium business model that drove roughly $70M in revenues over the life of the business during Mr. Spruill’s tenure. Mr. Spruill led the recent acquisition of GDC to the London Stock Exchange Group (LSEG) for $300 million making it one of the largest minority founder exits in the enterprise technology sector in U.S. history. Following the acquisition, Mr. Spruill served as Senior Business Advisor to LSEG from June 2022 to December 2022. Since August 2022, Mr. Spruill has served as president of 2ndF, a mission-driven organization that strives to drive inclusive growth of the entrepreneurial ecosystem in the Triangle region of North Carolina. Mr. Spruill is an active angel investor in the technology sector. Past investment exits include Union Metrics (sold to Trendkite/Cision); Magnus Health (private equity acquisition) and Loqate (acquired by GB Group UK). Mr. Spruill is also an active mentor to founder teams globally helping to navigate early growth stage challenges and exit strategies.

We believe that Mr. Spruill is qualified to serve on our board of directors based on his financial expertise and his experience in the technology sector.

Diego Dugatkin has served on our board of directors since December 2025. Dr. Dugatkin has served as Chief Product Officer of Box, Inc. (NYSE: BOX) since June 2021, where he leads product management, including innovation, design, and AI strategy. He is also a current board member of Freepik. Dr. Dugatkin brings extensive executive experience spanning product management, product definition and development, strategic partnerships, marketing, mergers and acquisitions, and global business development across leading technology platforms. Prior to Box, Dr. Dugatkin served as Vice President of Product Management at Adobe Inc. (Nasdaq: ADBE), including leading products such as Adobe Acrobat and Adobe Sign, and as Chief Product Officer at Switchfly, where he built the largest ecosystem of partners for loyalty and travel. Mr. Dugatkin is a passionate team builder who enjoys the thrill of inventing, building, launching, and growing new products and services that create value through disruptive technologies in new or existing markets. Dr. Dugatkin holds a Master of Science and Ph.D. in electrical engineering from the California Institute of Technology.

We believe Dr. Dugatkin is qualified to serve on our board of directors based on his technology and AI expertise and experience.

Term Expiring at the 2028 Annual Meeting

Andy Yasutake has served on our board of directors since December 2025. Mr. Yasutake is Senior Vice President, Global Head of Strategic Growth, Ventures & AI at Edgevana, a position he has held since January 2025, where he is responsible for all global AI capabilities and technologies, driving innovation at the intersection of distributed infrastructure, Web3, and AI. Prior to Edgevana, Mr. Yasutake served as a senior executive in large technology organizations for 25 years including at Airbnb, a global community marketplace providing access to accommodations and experiences, with direct responsibility for all digital experience products, digital transformation, and generative AI and AI-capabilities across the Airbnb platform. Previously, Mr. Yasutake held senior product and technology leadership roles at LinkedIn, the world’s largest social professional network, and eBay, a global commerce and payments provider as well as a global management consultant at Accenture. Throughout his career, Mr. Yasutake has demonstrated deep expertise in building scalable platform architectures, enterprise technology solutions, and data-driven operational strategies that transform how organizations serve millions of users globally. Mr. Yasutake holds a B.A. degree in Psychology with an emphasis in Information Systems from the University of Southern California.

We believe Mr. Yasutake is qualified to serve on our board of directors based on his technology and AI expertise and experience.

Recommendation of Our Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE FOUR BOARD NOMINEES NAMED ABOVE.

Continuing Directors—Class I Directors

Pam Kilday has served on our board of directors since December 2019, and was our Lead Independent Director from May 2022 until July 2025. From May 2015 to April 2018, Ms. Kilday served, and subsequently retired, as Executive Vice President and Head of Operations of Truist Financial Corporation (formerly known as SunTrust Bank). Prior to that, Ms. Kilday held multiple executive roles in operations and technology at SunTrust. Over a 30-year financial services career, she has held a variety of leadership positions for Continental Bank of Illinois, Bank of America, Wachovia and SunTrust. Ms. Kilday holds a B.S. in Education from Tennessee Technological University and an M.S. from University of Illinois at Chicago.

We believe Ms. Kilday is qualified to serve on our board of directors based on her experience in the financial services industry.

Pierre Naudé is a founder of nCino and has been a member of our board of directors since nCino began operations and Chairman of our board of directors since May 10, 2022. Mr. Naudé served as nCino’s Chief Executive Officer from its inception until February 1, 2025, when he transitioned to the position of Executive Chairman. The initial term of Mr. Naudé‘s appointment as Executive Chairman expired on January 31, 2026.

Upon expiration of the initial term, Mr. Naudé transitioned to serving as a non-employee director and Chairman, effective February 1, 2026. Prior to his employment at nCino, Mr. Naudé served as the Divisional President of S1 Corporation from October 2005 to its acquisition in February 2012. Mr. Naudé served as Vice President and Managing Partner of Unisys, a global information technology company, from January 2004 to October 2005 and as Managing Partner from January 2000 to December 2003. Mr. Naudé holds a B.S. in Finance and Management from Upper Iowa University.

As one of the founders of the Company, we believe Mr. Naudé is qualified to serve on our board of directors due to his immersive knowledge of our business. We believe that his experience gives him unique insights into our opportunities, challenges and operations.

William Ruh has served on our board of directors since May 2013. Mr. Ruh is currently President at Cairn Capital Management, a merchant banking firm, a position he has held since October 2016. Mr. Ruh also currently serves as President of Ruh Advisory Corp., a financial services consulting firm, a position he has held since January 2005. Mr. Ruh previously served as Managing Principal of CCM Capital Opportunities Fund, a private equity fund focused on early-stage financial technology investments, from November 2013 to December 2015. Prior to that, Mr. Ruh served as Managing Principal of Castle Creek Capital from January 1994 to November 2013, a private equity firm, which he co-founded. Mr. Ruh also serves on the boards of several private companies and as Chairman of the board of America One Racing, a non-profit creating USA’s future sailing champions. Mr. Ruh holds a B.S. in Marine Transportation from the State University of New York Maritime College and an MBA from the Duke University Fuqua School of Business.

We believe Mr. Ruh is qualified to serve on our board of directors based on his expertise in the financial services and technology industries.

Continuing Directors—Class II Directors

Sean Desmond has served as nCino’s Chief Executive Officer and President and has been a member of the Company’s board of directors since being appointed to these roles on February 1, 2025. Prior to these appointments, from May 2024 until January 2025, Mr. Desmond served as nCino’s Chief Product Officer, overseeing the Product Development & Engineering organization globally. He joined nCino in 2013 as Chief Customer Success Officer, ensuring the successful implementation, support, adoption, and training of the nCino Platform to financial institutions around the world, a role he held until April 2024. Prior to joining nCino, Mr. Desmond held various leadership positions from February 1999 to June 2013 at Informatica, an enterprise cloud data management provider, most recently serving as Vice President, Americas and EMEA Delivery from January 2012 to June 2013. Prior to Informatica, Mr. Desmond served as a Business Analyst at Platinum Technologies (acquired by Computer Associates), a database management software company, from August 1996 to January 1999. Mr. Desmond holds a B.B.A. in Business Administration from James Madison University.

As our Chief Executive Officer and President, we believe Mr. Desmond is qualified to serve on our board of directors due to his experience in all aspects of our business and his ability to provide an insider’s perspective in board discussions about the business and strategic direction of the Company. Mr. Desmond also has strong and unique perspectives on nCino’s Platform given his experience in his prior roles at the Company.

Justin Nyweide has served on our board of directors since February 2025, and as our Lead Independent Director since July 2025. Mr. Nyweide is a Founding Partner and Senior Advisor of HMI Capital Management, L.P. Prior to co-founding HMI, Mr. Nyweide served as a Principal at Kohlberg Kravis Roberts & Co. (KKR), within their credit-focused investment affiliate. Prior to KKR, Mr. Nyweide worked at GTCR, a private equity firm based in Chicago. Mr. Nyweide began his career in investment banking after graduating with honors from Harvard University. He serves on several education-based non-profit boards including the Carroll School, and previously with the Retro Report and The Center for Investigative Reporting / Reveal.

We believe Mr. Nyweide is qualified to serve on our board of directors based on his corporate finance and business expertise gained from his experience in the investment industry.

CORPORATE GOVERNANCE

De-Classified Board of Directors

At the 2025 Annual Meeting, our stockholders approved the Amendment to declassify our board of directors and provide for the annual election of all directors. The Amendment became effective following the 2025 Annual Meeting. Pursuant to the Amendment, the staggered-term, three class board structure is being phased-out, and the annual election of the entire board of directors for a one-year term is being phased-in over a three-year period, beginning at the Annual Meeting and concluding at the 2028 Annual Meeting, at which time all members of the board of directors will be required to stand for election, each for a one-year term. Accordingly, each nominee currently serving as a Class III director at the Annual Meeting, will be declassified and, if elected, will serve for a one-year term, expiring at our 2027 Annual Meeting.

Our board of directors currently consists of nine members and will remain unchanged after the Annual Meeting.

Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws authorize only our board of directors to fill vacancies on our board of directors.

As discussed below and herein, the Company’s Proposal (Proposal Four) recommends amending the Company’s Amended and Restated Certificate of Incorporation to provide for the removal of directors with or without cause. Pursuant to the passage of the declassification Amendment, the board of directors has approved an amendment to the Amended and Restated Certificate of Incorporation to provide for director removal with or without cause, in accordance with Delaware law. For more information, see Proposal Four below.

Director Independence

Under the rules of The Nasdaq Global Select Market (“Nasdaq”), independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s Audit, Compensation and Nominating and Corporate Governance Committees be independent. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Additionally, Compensation Committee members must not have a relationship with us that is material to the director’s ability to be independent from management in connection with the duties of a Compensation Committee member.

Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an Audit Committee of a listed company may not, other than in his or her capacity as a member of the Audit Committee, our board of directors or any other board committee, accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors determined that, with the exception of our Chairman of the board, Pierre Naudé, and our President and Chief Executive Officer, Sean Desmond, each member of our board of directors is an “independent director” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq. In making these determinations, our board of directors reviewed and discussed information provided by the directors and by us with regard to each director’s business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our common stock by each non-employee director.

Board Leadership Structure

Our corporate governance guidelines provide that the roles of Chairman of the board and Chief Executive Officer may be separated or combined. In the event that the roles are combined, our corporate governance guidelines provide for the naming of a Lead Independent Director.

Mr. Naudé, who was the Company’s Chief Executive Officer since nCino began operations through January 31, 2025, served as the Company’s Executive Chairman from February 1, 2025 until January 31, 2026. In connection with Mr. Naudé’s appointment as Executive Chairman of the Company, Mr. Naudé entered into a letter agreement providing for an initial term expiring on January 31, 2026. Upon the expiration of such initial term, Mr. Naudé transitioned to serving as a non-employee director and Chairman beginning on February 1, 2026. During Mr. Naudé‘s service as both Chief Executive Officer and Chairman of the board, the independent directors appointed Ms. Kilday to serve as Lead Independent Director. In July 2025, Ms. Kilday resigned as Lead Independent Director and the board of directors appointed a new Lead Independent Director, Justin Nyweide. The Lead Independent Director is a liaison between the Chairman of the board of directors and the independent directors, leads executive sessions of our board of directors and performs other leadership functions.

Our board of directors believes that this leadership structure, coupled with a commitment to board independence, provides effective, independent oversight of management, while fostering a constructive and cooperative relationship between our board of directors and management.

Board Committees

Our board of directors has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each committee operates pursuant to a written charter. The composition and responsibilities of each of the committees of our board of directors are described below and copies of the charters are available on our website at https://investor.ncino.com under the “Governance” tab. The information in or accessible through our website is not incorporated into, and is not considered part of, this proxy statement. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

The following table provides membership and meeting information for the fiscal year ended January 31, 2026, for each of these committees of our board of directors:

Name	Audit +		Compensation+		Nominating and Corporate Governance+
Pierre Naudé	—		—		—
Sean Desmond	—		—		—
Jon Doyle	—		X		—
Diego Dugatkin	—		—		—
Pam Kilday	—		X	*	X
Justin NyweideFE	X		—		X	*
William RuhFE	X	*	—		X
William SpruillFE	X		X		—
Andy Yasutake	—		—		—
Total meetings held in last fiscal year	4		4		5

*	Committee Chair
FE	Audit Committee Financial Expert

+

Spencer Lake and Steven Collins were Class II directors that did not stand for re-election at the 2025 Annual Meeting. During his service on the board of directors, Mr. Lake served on the Compensation Committee and the Nominating and Governance Committee, and Mr. Collins served on the Nominating and Governance Committee and as a financial expert on the Audit Committee.

Audit Committee

Our Audit Committee consists of William Ruh, Justin Nyweide, and William Spruill, with William Ruh serving as the chairperson. Our board of directors has determined that each member of our Audit Committee is independent within the meaning of Rule 10A-3 under the Exchange Act. Our board of directors has also determined that each of Messrs. Ruh, Spruill and Nyweide is an “audit committee financial expert” as defined by the applicable SEC rules.

Specific responsibilities of our Audit Committee include:

•	overseeing our corporate accounting and financial reporting processes and our internal controls over financial reporting;

•	evaluating the independent public accounting firm’s qualifications, independence and performance;

•	engaging and providing for the compensation of the independent public accounting firm;

•	pre-approving audit and permitted non-audit and tax services to be provided to us by the independent public accounting firm;

•	reviewing our financial statements;

•	reviewing our critical accounting policies and estimates and internal controls over financial reporting;

•

establishing procedures for complaints received by us regarding accounting, internal accounting controls or auditing matters, including for the confidential anonymous submission of concerns by our employees, and periodically reviewing such procedures, as well as any significant complaints received, with management;

•	discussing with management and the independent registered public accounting firm the results of the annual audit and the reviews of our quarterly financial statements;

•	reviewing and approving any transaction between us and any related person in accordance with the Company’s related party transaction approval policy;

•

overseeing the Company’s cybersecurity, information security, and privacy programs, including reviewing with management the Company’s cybersecurity and information security risk exposures, and the steps management has taken to monitor and control such exposures, as well as cyber incident preparedness and response;

•	overseeing the Company’s enterprise risk management framework; and

•	such other matters that are specifically designated to the Audit Committee by our board of directors from time to time.

Compensation Committee

Our Compensation Committee consists of Pam Kilday, Jon Doyle and William Spruill, with Pam Kilday serving as chairperson. Our board of directors has determined that each member of our Compensation Committee is independent under the Nasdaq listing standards and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

Specific responsibilities of our Compensation Committee include:

•

reviewing and recommending policies relating to compensation and benefits of our officers and employees, including reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other senior officers;

•	evaluating the performance of the Chief Executive Officer and other senior officers in light of those goals and objectives;

•	setting compensation of the Chief Executive Officer and other senior officers based on such evaluations;

•	administering the issuance of options and other awards under our equity-based incentive plans;

•	reviewing and approving, for the Chief Executive Officer and other senior officers, employment agreements, severance agreements, consulting agreements and change in control or termination agreements;

•	conducting investigations into matters within the scope of the duties and responsibilities delegated to the Compensation Committee, as it deems appropriate, and

•	such other matters that are specifically designated to the Compensation Committee by our board of directors from time to time.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Pam Kilday, Justin Nyweide and William Ruh, with Justin Nyweide serving as chairperson. Our board of directors has determined that each member of our Nominating and Corporate Governance Committee is independent under the applicable Nasdaq listing standards.

Specific responsibilities of our Nominating and Corporate Governance Committee include:

•	identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on our board of directors;

•	considering and making recommendations to our board of directors regarding changes to the size and composition of our board of directors;

•	considering and making recommendations to our board of directors regarding the composition and chairmanship of the committees of our board of directors;

•	instituting plans or programs for the continuing education of our board of directors and orientation of new directors;

•	establishing procedures to exercise oversight of, and oversee the performance evaluation process of, our board of directors;

•	developing and making recommendations to our board of directors regarding corporate governance guidelines and matters;

•	overseeing the Company’s environmental, sustainability and governance (“ESG”) risk, efforts, and progress; and

•	overseeing periodic evaluations of our board of directors’ performance, including committees of the board of directors.

Selection of Director Candidates

In evaluating the suitability of director candidates, the Nominating and Corporate Governance Committee and our board of directors may take into account many factors such as general understanding of various business disciplines (e.g., marketing, finance, etc.), the candidate’s business environment, educational and professional background, analytical ability, independence, diversity, willingness and ability to devote adequate time to board duties, including in light of such director’s service on other boards, and ability to act in and represent the balanced best interests of the Company and its stockholders as a whole, rather than special constituencies, and other commitments including service on other boards and board committees. Our board of directors evaluates each individual in the context of the board of directors as a whole with the objective of retaining a group that is best equipped to help ensure the Company’s success and represent stockholder interests through sound judgment. The board of directors will consider director candidates identified from a variety of sources, which may include third-party search firms.

We have no formal policy regarding board diversity, however our board of directors considers factors such as gender, ethnicity/race and other characteristics when evaluating how a candidate for director could contribute to the diversity of thought, idea, perspectives, and experience of the board of directors.

The Company’s stockholders may recommend nominees for consideration by the Nominating and Corporate Governance Committee by submitting the names and supporting information to: corporatesecretary@ncino.com. Such candidates will be evaluated under the same criteria applied to recommendations received from other sources. Stockholders may also directly nominate candidates under the advance notice procedures of our Amended and Restated Bylaws. See above under “When are stockholder proposals or director nominations due for next year’s annual meeting of the stockholders?”

Majority Voting

Our Amended and Restated Bylaws provide for a majority of votes cast standard for uncontested director elections. To be elected, each director must receive a majority of the votes cast with respect to that director’s election. “Majority of the votes cast” means that the number of shares voted “FOR” a director exceeds the number of shares voted “AGAINST” that director. Our Corporate Governance Guidelines provide that any incumbent director who is not re-elected in an election in which majority voting applies must tender his or her resignation to our board of directors promptly following certification of the stockholder vote. The Nominating and Corporate Governance Committee will consider the tendered resignation and make a recommendation to the board of directors as to whether to accept or reject the resignation or whether other action should be taken. The board of directors will act on the recommendation and publicly disclose its decision (by press release, SEC filing or any other public means of disclosure deemed appropriate) regarding the tendered resignation within 90 days following certification of the election results. The director who tenders his or her resignation will not participate in the recommendation of the Nominating and Corporate Governance Committee or the decision of the board of directors with respect to his or her resignation.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code”) applicable to our employees, officers and directors. A copy of our Code is available on our investor website at www.investor.ncino.com. Amendments to the Code or waivers of this Code may be made only by the Nominating and Corporate Governance Committee and must be promptly disclosed to stockholders as required by Nasdaq listing rules, SEC regulation or any other law or regulation. We intend to satisfy the disclosure requirements of Form 8-K regarding any applicable amendment to, or waiver from, a provision of our Code by posting such information to our website at www.investor.ncino.com.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or has been an officer or employee of us or any of our subsidiaries. In addition, none of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines which provide the framework for our corporate governance along with our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, committee charters and other key governance practices and policies. Our corporate governance guidelines cover a wide range of subjects, including the conduct of board meetings, independence and selection of directors, board membership criteria, and board committee composition. Our corporate governance guidelines can be found on our website at www.investor.ncino.com.

Role of the Board and its Committees in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors recognizes the importance of effective risk oversight in running a successful business and in fulfilling its fiduciary responsibilities. The board is responsible for ensuring that an appropriate culture of risk management exists within the Company, monitoring and assessing strategic risk exposure, and focusing on how we address specific risks. The board frequently assesses the risks, such as cybersecurity and technology risks, brand and reputation risks, strategic and competitive risks, operational risks, financial risks, and legal and compliance risks. Our executive officers are responsible for the day-to-day management of the material risks we face. Our board of directors does not have a standing risk management committee but rather administers this oversight function directly through our board of directors as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. The Company’s Audit Committee is responsible for overseeing the management of risks associated with our financial statements, compliance with legal and regulatory requirements, the qualifications and independence of the Company’s external auditor, cybersecurity, privacy, and the performance of our internal auditing department and external auditor. Our Compensation Committee reviews our employee compensation practices and policies as they relate to risk management and risk-taking incentives to determine if such compensation policies and practices are reasonably likely to have a material, adverse effect on the Company. Our Nominating and Corporate Governance Committee oversees the management of risks associated with corporate governance, director independence, composition and organization of our board of directors, ESG efforts, and related risks.

Cybersecurity

The Audit Committee routinely reviews, at least annually, the Company’s cybersecurity, privacy, AI, and data protection risk exposures, as well as the steps management has taken to monitor and control such exposures. The Audit Committee also oversees the Company’s cyber incident preparedness and responses. Typically, our board of directors as a whole meets with the key employees responsible for risk management, including cybersecurity, at least annually. The Company maintains an Information Security Committee led by the Company’s CISO that presents on a regular basis to the management team. Additionally, nCino conducts industry specific audits and certifications (e.g., ISO 27001, SOC, and alignment to best practice frameworks) and requires employees to complete routine cybersecurity awareness training. For more information, refer to “Item 1C, Cybersecurity” in our Annual Report on Form 10-K for the year ended January 31, 2026.

Evaluations of the Board of Directors
Our board of directors evaluates its performance and the performance of its committees and individual directors on an annual basis through an evaluation process administered by our Nominating and Corporate Governance Committee. Our board of directors discusses each evaluation to determine what, if any, actions should be taken to improve the effectiveness of our board of directors or any committee thereof or of the directors.
Meetings of the Board of Directors
Our board of directors held six meetings during fiscal 2026. Every currently serving director attended at least 75% of the total number of meetings of the board and the committees on which he or she served. Spencer Lake, who no longer serves as a board member, attended 57% of the total number of board meetings and Compensation Committee meetings. Each director is also encouraged and expected to attend the Company’s Annual Meeting. Pierre Naudé conducted the 2025 Annual Meeting, and Sean Desmond, Pam Kilday, William Spruill, Justin Nyweide, Steven Collins and William Ruh were in attendance at that meeting.
Insider Trading Policy
The Company has adopted an Insider Trading Policy governing the purchase, sale, and/or other dispositions of the Company’s securities by its directors, officers and employees that is reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable listing standards.
Prohibition on Hedging and Pledging of Company Securities
The Company has a policy that prohibits officers, directors and employees (including immediate family members living in the same household) from engaging in hedging transactions, such as the purchase or sale of puts or calls, or the use of any other derivative instruments. Officers, directors and employees of the Company are also prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.
Stock Ownership Guidelines
The Company maintains Stock Ownership Guidelines (the “
Guidelines
”) applicable to our executive officers and directors, designed to strengthen the alignment of interests between the Company’s management and stockholders and further promote the Company’s commitment to sound corporate governance. Under the Guidelines, the target share ownership levels are three times base salary for our CEO, one time base salary for our other executive officers, and three times the annual base cash retainer for the non-employee
directors. Covered officers and directors are required to achieve the applicable level of ownership within five years of the later of August 8, 2023 and the date the person first became a covered executive officer or director. Under the Guidelines, the following shares will count toward achievement of the Guidelines: shares owned outright by the covered executive or director or any of such person’s immediate family members residing in the same household; shares held in trust for the benefit of the covered executive or director or such person’s family; shares held in the Company’s employee benefit plans; shares obtained through stock option exercise;
after-tax
value of shares of nonvested time-based restricted stock; and
after-tax
value of nonvested time-based RSUs. Shares subject to stock options, whether vested or nonvested, shares of nonvested performance-based restricted stock, and nonvested performance-based RSUs will not count towards achievement of the Guidelines.
Stockholder Communications
Any stockholder or other interested party who wishes to communicate with our board of directors or any individual director may send written communications to our board of directors or such director c/o Corporate Secretary, nCino, Inc., 6770 Parker Farm Drive, Wilmington, NC 28405, or via email to corporatesecretary@ncino.com. The communication must include the stockholder’s name, address and an indication that the person is our stockholder. The Corporate Secretary will review any communications received from stockholders and will forward such communications to the appropriate director or directors, or committee of our board of directors, based on the subject matter.
Corporate Responsibility
At the heart of our mission is a strong commitment to our culture, communities, inclusivity, and environmental sustainability. Our ESG Report details the strides that we have made as a company in environmental, community, and governance matters, incorporating a roadmap of ESG measures that we continue to drive towards. The full ESG Report can be accessed at:
https://www.ncino.com/news/sustainable-progress-community-impact-ncinos-fy-esg-report.
Culture remains one of our key differentiators, and we strive to provide an inclusive environment for all of our employees. nCino’s Employee Resource Groups (“ERG”) are open to all nCino employees and provide a platform to find and connect with other members of various communities. In fiscal 2026, we strengthened our ERG programming and enhanced employee engagement across our global workforce. Both our Inclusion Council and ERGs have evolved into an additional capacity as a strategic arm of our talent team, welcoming and empowering prospective employees as well as supporting our current workforce.
nCino prioritized giving back to the community throughout fiscal 2026, implementing strategic enhancements to our philanthropic approach. During the year, we successfully transitioned our employee giving platform to Fidelity Workplace Giving, improving the user experience and expanding giving options for our employees. We introduced “Board Member Mondays” to celebrate and highlight the volunteer leadership contributions of our employees who serve on nonprofit boards. Additionally, we partnered with the Boys & Girls Clubs of Utah County to introduce the nCino Innovation Lab to their new Provo, UT facility. We also launched our inaugural Community Clean Up Campaign, in which all our offices around the globe participated. During this campaign, our employees spent a week in April exchanging time at their desks for parks, roadways, and public spaces to pick up litter. Collectively, over 900 pounds of litter was cleaned up across the communities in which we live and work.
Combining corporate giving and matching along with employee giving, nCino donated to numerous non-profits
globally. With respect to philanthropic giving, the nCino community has broadly given back to various community groups, with a strategic focus on STEM education initiatives, social and community needs, environmental causes, and health research. Our commitment to STEM education is exemplified by our expanded partnerships with educational institutions and youth development programs across our global markets.
nCino continues to demonstrate its commitment to sustainability through environmentally-focused practices as highlighted by our Environmental Sustainability Policy, which can be found at
https://www.ncino.com/our-company/our-impact.
As a software and technology provider, we deliver cloud-based solutions that enable our banking clients to reduce their own paper usage and operational inefficiencies. We remain committed to bringing positive impact to our community, our employees, and our environment as we deliver on our mission to transform the financial services industry.
Corporate Political Contributions
The Nominating and Corporate Governance Committee is responsible for overseeing the Company’s policies and practices regarding political expenditures. This oversight includes an annual review of any political contributions policy as well as a review of any corporate political contributions made. nCino does not make corporate political contributions or donations. In the event that nCino made a corporate political contribution, that activity would be subject to the oversight of the Nominating and Corporate Governance Committee.

Executive Officers
The following table sets forth information with respect to our executive officers:

Name	Age	Position(s)
Executive Officers:
Sean Desmond	53	Chief Executive Officer & President
Pierre Naudé 1	67	Chairman
Greg Orenstein	56	Chief Financial Officer & Treasurer
April Rieger	46	Chief Legal & Administrative Officer & Secretary
Keith Kettell	51	Chief Revenue Officer

(1)
Pierre Naudé served as Executive Chairman of the board of directors during fiscal 2026. Beginning on February 1, 2026, Mr. Naudé transitioned from serving as Executive Chairman to serving as a non-employee
director and Chairman.

Additional biographical descriptions of the executive officers are set forth in the text below. A description of the business experience of each of Sean Desmond and Pierre Naudé is provided above under the heading “Continuing Directors—Class II Directors” and “Continuing Directors—Class I Directors”, respectively.
Greg Orenstein
has served as our Chief Financial Officer & Treasurer since January 2023. He previously served as our Chief Corporate Development & Strategy Officer from September 2021 to January 2023, Chief Corporate Development & Legal Officer and Secretary from December 2019 to September 2021 and Executive Vice President Corporate Development, Chief Legal Officer and Secretary from October 2015 to November 2019. Prior to joining nCino, Mr. Orenstein was Of Counsel at the global law firm of DLA Piper from May 2014 to September 2015, and provided consulting services to various organizations, including nCino, from March 2012 to April 2014. From March 2000 until it was acquired in February 2012, Mr. Orenstein held various positions at S1 Corporation, a publicly traded provider of financial services software, most recently serving as Senior Vice President, Corporate Development, Chief Legal Officer and Secretary from April 2007 until February 2012. Mr. Orenstein holds a B.A. from the University of Maryland and a J.D. from Emory University School of Law.
April Rieger
 has served as our Chief Legal & Administrative Officer and Secretary since June 2025. Previously, Ms. Rieger served as our Chief Legal & Compliance Officer and Secretary from September 2022 to June 2025, Executive Vice President, General Counsel and Secretary from September 2021 to September 2022 and Assistant General Counsel from July 2018 to September 2021. Prior to joining nCino, Ms. Rieger practiced as an attorney at the law firm Williams & Connolly LLP from January 2008 to June 2018, where she worked on a wide variety of corporate and litigation matters. Prior to that, Ms. Rieger served as Law Clerk to the Honorable Paul A. Crotty on the U.S. District Court for the Southern District of New York from August 2006 to August 2007. Ms. Rieger holds a B.A. from the University of Wisconsin-Madison and a J.D. from Cornell Law School.
Keith Kettell
has served as our Chief Revenue Officer since April 2026. Previously, Mr. Kettell served as Chief Revenue Officer at Alloy, an identity and fraud prevention platform, from May 2023 to November 2025. Prior to that, Mr. Kettell served as Vice President, North America Enterprise, Global Automation, Federal at PagerDuty, a digital operations platform, from April 2020 to October 2022, and Senior Vice President, Americas, at Tanium, a unified endpoint management and security platform, from February 2018 to November 2019. Earlier in his career, Mr. Kettell held various leadership roles at Salesforce, including Vice President, Sales, Financial Services from March 2014 to February 2018, and Regional Vice President, Sales from February 2011 to February 2014. From March 1997 until February 2011, Mr. Kettell held various positions at Siemens Communications. Mr. Kettell holds a B.S. in Mechanical Engineering from Virginia Tech.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

We describe below the transactions since February 1, 2025 to which we have been a participant, in which the amount involved in the transaction exceeds or will exceed $120,000 and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

ZestFinance, Inc. Investment

On November 1, 2022, the Company’s wholly-owned subsidiary, nCino OpCo, Inc. acquired preferred shares of ZestFinance, Inc. (d/b/a ZEST AI) (“Zest AI”), a private company, for $2.5 million. The investment was considered a related party transaction as entities affiliated with Insight Partners, a beneficial owner of the Company as of November 1, 2022, owned greater than ten percent (10%) of Zest AI at the time. Insight Partners purchased Zest AI in its entirety (“Purchase”). In connection with the Purchase, in March 2025 the Company received approximately $3.7 million in consideration for its equity interest in Zest AI and recorded a realized gain of $1.2 million therefrom. The Company and its subsidiaries no longer have an ownership interest in Zest AI.

Employment Arrangements

Pierre W. Naudé is a Senior Manager—Product Management and the son of Pierre Naudé, our non-employee director and Chairman of our board and former Executive Chairman and Chief Executive Officer. His total compensation for fiscal 2026 was approximately $335,000, of which $113,000 resulted from restricted stock unit (“RSU”) grants determined on the grant date fair value of the awards.

Petra Sheaffer was an Associate Director—SI & Technical Partner Relationship Manager during fiscal 2026, and is the daughter of Pierre Naudé, our non-employee director and Chairman of our board and former Executive Chairman and Chief Executive Officer. Her total compensation for fiscal 2026 was approximately $286,000, of which $59,000 resulted from a RSU grant determined on the grant date fair value of the award.

Policies and Procedures for Related Person Transactions

Our Audit Committee has the primary responsibility for the review, approval and oversight of any “related person transaction,” which is any transaction, arrangement or relationship (or series of similar transactions, arrangements or relationships) in which we are, were or will be a participant and the amount involved exceeds $120,000, and in which the related person has, had or will have a direct or indirect material interest. We have adopted a written related party transaction policy. Under our related party transaction policy, our management is required to submit any related person transaction not previously approved or ratified by our Audit Committee to our Audit Committee. In approving or rejecting the proposed transactions, our Audit Committee takes into account all of the relevant facts and circumstances available.

DIRECTOR COMPENSATION

Our fiscal 2026 director compensation program for non-employee directors is set forth below. In order to continue to align our director compensation practices with the competitive market, in February 2025, our board of directors increased the annual cash retainer for the non-employee board chair and for the non-chair board members, cash compensation for the chairs and members for all three of the committees of our board of directors and the equity grant levels for board service as compared to the prior fiscal year, as follows:

○	Annual Cash Retainer: Non-employee Chair - $62,100 (increased from $60,000); Members - $36,225 (increased from $35,000)

○	Audit Committee: Chair - $22,250 (increased from $21,500); Members - $11,125 (increased from $10,750);

○	Compensation Committee: Chair - $16,690 (increased from $16,125); Members - $8,350 (increased from $8,063);

○	Nominating and Corporate Governance Committee: Chair - $8,900 (increased from $8,600); Members - $4,450 (increased from $4,300); and

○	Initial one-time RSU and annual RSU grants: $200,000, vests annually over three years and cliff vests after one year, respectively (increased from $185,000).

After these adjustments, the fiscal 2026 director compensation program was as follows:

Equity Compensation

○

Annual RSU award with a grant date fair value of $200,000 granted at each annual meeting of stockholders and cliff vesting on the earlier of (i) the one-year anniversary of the grant date and (ii) the date of the next annual meeting of the Company’s stockholders, subject to the director’s continued service.

○

An “initial” one-time RSU award with a grant date fair value of $200,000 granted to new non-employee directors and vesting ratably in three annual installments, subject to the director’s continued service on the applicable vesting date.

Cash Compensation—Board

○	Annual Cash Retainer—Non-Employee Chair: $62,100; Member: $36,225

○	If the Chair is an employee of the Company, the retainer for the Chair will be paid to the Lead Independent Director.

Cash Compensation—Committees/Other Services

○	Audit Committee—Chair: $22,250; Member: $11,125

○	Compensation Committee—Chair: $16,690; Member: $8,350

○	Nominating and Corporate Governance Committee—Chair: $8,900; Member: $4,450

○	Ad Hoc Fees—Additional fees may be paid to board members for special services rendered to our board of directors, including with respect to special committee services.

In August 2023, our board of directors adopted stock ownership guidelines applicable to our non-employee directors in order to further align their interests with the Company’s stockholders and further promote the Company’s commitment to sound corporate governance. Our non-employee directors are required to own common stock and common stock equivalents with a value equal to three times the annual base cash retainer (currently $108,675).

Non-employee directors have five years from the later of the adoption of the guidelines or first becoming subject to the guidelines to comply. For purposes of measuring compliance, the following shares will count towards the ownership guidelines: shares owned outright by the covered individual or immediate family members in the same household; shares held in trust for the covered individual or his or her family; shares held in employee benefit plans; shares obtained through stock option exercises; and the after-tax value of shares of nonvested time-based restricted shares and RSUs. Shares subject to vested or nonvested stock options, nonvested performance-based restricted stock and nonvested performance-based RSUs will not count towards the guidelines. Until the required ownership guideline is reached, the applicable director is required to retain at least 50% of the shares received upon vesting or settlement of equity awards or the exercise of stock options (net of taxes and any applicable exercise price).

Fiscal 2026 Director Compensation Table

The following table sets forth information for the fiscal year ended January 31, 2026, regarding the compensation awarded to, earned by or paid to our non-employee directors. Mr. Desmond, our Chief Executive Officer during fiscal 2026, and Mr. Naudé, our Executive Chairman during fiscal 2026, did not receive additional compensation for their service as a director and have been excluded from the table. Please see the Fiscal 2026 Summary Compensation Table for the compensation received by Mr. Desmond and Mr. Naudé for their service as Chief Executive Officer and Executive Chairman, respectively, during fiscal 2026.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Steven Collins (2)	24,110		—	—	24,110
Jon Doyle (3)	42,784		197,918	—	240,702
Diego Dugatkin (4)	6,005		306,770	—	312,775
Jeffrey Horing (5)	30,220	(6)	82,338	—	112,558
Pam Kilday (7)	63,374		197,918	—	261,292
Spencer Lake (8)	20,489		—	—	20,489
Justin Nyweide (9)	64,826	(10)	476,640	—	541,466
William Ruh (11)	63,438		197,918	—	261,356
William Spruill (12)	51,866		197,918	—	249,784
Andy Yasutake (13)	6,005		306,770	—	312,775

(1)

Amounts reported in the stock awards column reflect the grant date fair value of each RSU award computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC 718”), excluding the effect of estimated forfeitures. The amounts reported are calculated based on the Company’s fair market value on the date of grant multiplied by the number of shares subject to the RSU award. These amounts differ from the amounts reflected for these awards in the equity compensation targets outlined above due to the change in our stock price from June 17, 2025, the approval date of the award, to the grant date of June 18, 2025, or in the case of Dr. Dugatkin and Mr. Yasutake, the change in our stock price from November 28, 2025 to the grant date of December 1, 2025. In addition, in the case of Mr. Nyweide, the change in our stock price from February 7, 2025 to the grant date of February 11, 2025. In addition, in the case of Mr. Horing, the amount reported in this column includes $82,338, representing the aggregate incremental cost associated with the modification of his outstanding RSU award to provide for accelerated vesting in connection with his resignation from the board of directors. As of January 31, 2026, our non-employee directors had equity awards outstanding with respect to the following number of shares: Mr. Doyle—RSUs, 7,385; Dr. Dugatkin—RSUs, 12,511; Ms. Kilday—RSUs, 7,385; Mr. Nyweide—RSUs, 13,550; Mr. Ruh—RSUs, 7,385; Mr. Spruill—RSUs, 7,385 and Mr. Yasutake—RSUs, 12,511. Messrs. Collins, Horing and Lake did not hold any outstanding equity awards with respect to the Company as of January 31, 2026.

(2)	Mr. Collins ceased serving as a member of the board of directors effective June 18, 2025.

(3)	Mr. Doyle ceased serving as a member of the nominating and corporate governance committee effective June 18, 2025. Mr. Doyle was appointed to the compensation committee effective June 18, 2025.
(4)	Dr. Dugatkin was appointed to the board of directors effective December 1, 2025.
(5)	Mr. Horing ceased serving as a member of the board of directors effective December 1, 2025.
(6)	The fees earned and paid in cash for Mr. Horing were paid to Insight Venture Management LLC.
(7)

Ms. Kilday ceased serving as lead independent director effective June 18, 2025. Ms. Kilday was appointed chairman of the compensation committee and as a member of the nominating and corporate governance committee, each effective June 18, 2025.

(8)	Mr. Lake ceased serving as a member of the board of directors effective June 18, 2025.
(9)

Mr. Nyweide was appointed to the board of directors effective February 10, 2025. Mr. Nyweide was appointed to the audit committee effective February 10, 2025. Mr. Nyweide was appointed lead independent director and to the nominating and corporate governance committee, each effective June 18, 2025.

(10)	The fees earned and paid in cash for Mr. Nyweide were paid to HMI Capital Management, L.P.
(11)

Mr. Ruh was appointed chairman of the audit committee effective June 18, 2025. Mr. Ruh ceased serving as chairman of the compensation committee and was appointed to the nominating and corporate governance committee, each effective June 18, 2025.

(12)	Mr. Spruill was appointed to the compensation committee effective June 18, 2025.
(13)	Mr. Yasutake was appointed to the board of directors effective December 1, 2025.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

NAMED EXECUTIVE OFFICERS

This CD&A describes how the Compensation Committee determined fiscal 2026 executive compensation, the elements of our executive compensation program and the compensation of each of our named executive officers (“NEOs”).

For fiscal 2026, the NEOs were:

Name	Fiscal 2026 Position
Sean Desmond	Chief Executive Officer & President
Pierre Naudé(1)	Executive Chairman
Greg Orenstein	Chief Financial Officer & Treasurer
April Rieger	Chief Legal and Administrative Officer & Secretary

(1)

Effective February 1, 2026, Mr. Naudé transitioned to serving as a non-employee director and Chairman. While serving as a non-executive Chairman, Mr. Naudé will receive compensation consistent with the Company’s compensation program for non-employee directors.

Our CD&A is divided into three sections:

Overview	• Fiscal 2026 Business Highlights • 2025 Say-on-Pay Vote • Our Executive Compensation Program • Our Executive Compensation Practices

What We Pay and Why	• Fiscal 2026 Executive Compensation Decisions • Base Salary • Annual Cash Bonuses • Long-Term Incentive Program • Other Elements of Our Fiscal 2026 Executive Compensation Program

How We Make Executive Compensation Decisions

•

Our Executive Compensation Philosophies and Objectives

•

Role of the Compensation Committee and our Executive Officers

•

Guidance from Compensation Consultant

•

Selection of and Comparison to Peer Group

OVERVIEW

Fiscal 2026 Business Highlights

•

New customer win in Japan with a global financial institution: A leading global bank with over $2.0 trillion in assets and operations spanning multiple continents selected nCino to transform its commercial lending operations.

•

Expanded relationship with largest Consumer Lending customer: Expanded with commercial lending in an over $200 billion AUM bank, consolidating legacy banking groups across CIB, commercial, and business banking onto a flexible and scalable single platform.

•

Expanded with nCino Mortgage in a top-40 bank: A top-40 U.S. bank by assets became the largest bank customer to select nCino Mortgage, making them a top-10 nCino customer by annual contract value when added to their commitments for commercial lending, small business lending, and treasury management.

•

New customer in Austria becomes nCino’s lighthouse account in DACH region: Selected by a top-3 Austrian bank by assets to become the single origination platform for small and medium sized enterprises, and corporate lending.

•	nCino Integration Gateway Goes Global: nCino Integration Gateway demonstrates global applicability in expansion agreement with a $90 billion bank in the Czech Republic.

•

Secured Significant Expansion Agreements: Two top-50 banks in the U.S., each with over $50 billion in assets, expanded their nCino commercial lending commitments by more than 30% and 60%, respectively, to support broader commercial lending operations.

•

Launched Digital Partners: Announced first role-based AI agents trained on the complexities of rich financial services data-informed by nCino’s industry expertise and comprehensive perspectives in financial technology.

•

Renewed and expanded relationships with two top-50 banks in the U.S. and a top-5 Canadian bank: Continued to grow wallet share among North America’s largest financial institutions with expanded commitments from commercial customers.

•	Signed lending division of a top-25 home builder for nCino Mortgage: Signed a top home-builder for nCino Mortgage to enable nationwide growth.

•

Signed a multi-solution expansion agreement with a $25 billion AUM bank in the U.S.: A regional bank in the U.S. doubled its annual commitment to nCino with an expansion agreement for consumer lending and nCino Mortgage, accompanying a five-year renewal.

•

Established the nCino Research Institute: At nSight, the Company also launched the nCino Research Institute (nRI), an initiative designed to offer economic trends analysis and banking benchmark data and analysis to help nCino’s customers excel in an unpredictable economic landscape. By leveraging data within the nCino platform and interpreting global economic indicators, the nRI is designed to deliver unique insights on banking performance and innovation, with actionable guidance to drive strategy and growth.

2025 Say-on-Pay Vote

In its compensation review process, the Compensation Committee considers whether the Company’s executive compensation program is aligned with the interests of the Company’s stockholders. As part of its review of the Company’s executive compensation program, the Compensation Committee considered the approval by approximately 86.8% of the votes cast for the Company’s say-on-pay vote at our 2025 annual meeting of stockholders. The Compensation Committee determined that the Company’s executive compensation philosophies and objectives and compensation elements continued to be appropriate and did not make any changes to the Company’s executive compensation program in response to the 2025 say-on-pay vote.

Our Executive Compensation Program

Our executive compensation program is intended to align executive compensation with our business objectives and priorities and to enable us to attract, retain and reward executive officers who contribute to our long-term success. The compensation paid or awarded to our executive officers is generally based on the assessment of each individual’s performance compared against the business objectives established for the fiscal year, as well as our historical compensation practices and competitive market rates. Recently promoted executive officers’ compensation is primarily determined based on market competitive compensation practices, the experience and expertise of the individual, as well as our historical compensation practices.

A key aspect of our executive compensation program is to align compensation with our business objectives and priorities, whether that is in the form of a qualitative assessment that impacts decisions regarding the level of target compensation delivered, or in the form of formulaically measuring performance to determine payouts under our annual cash bonus program. As noted in the table below, the fiscal 2026 annual cash bonus program was based on Gross Annual Contract Value and Non-GAAP Rule of 40, two key performance metrics aligned with the Company’s growth initiatives at the time the program was established.

The table below outlines each of the principal elements of the Company’s fiscal 2026 executive compensation program:

Our Executive Compensation Practices

Our executive compensation practices include the following, each of which the Compensation Committee believes reinforces our executive compensation objectives and are aligned with commonly viewed best practices:

✓	Significant percentage of target annual compensation is at-risk and delivered in the form of variable compensation tied to financial performance or share price

✓	Market comparison of executive compensation against a relevant peer group

✓	Independent Compensation Committee

✓	Use of an independent compensation consultant reporting directly to the Compensation Committee

✓	Limited perquisites

✓	No excessive severance benefits

✓	No 280G (excise) tax gross-ups

✓	Executive Officer and Director Stock Ownership Guidelines

✓	Prohibition of repricing or cancellation of underwater stock options without stockholder approval

✓	Prohibition on hedging, pledging or short sales of our securities

✓	Annual Say-on-Pay Vote

✓	Maintain a Dodd-Frank clawback policy

WHAT WE PAY AND WHY

Fiscal 2026 Executive Compensation Decisions

Consistent with our pay-for-performance philosophy and executive compensation program objectives described below under “Our Executive Compensation Philosophies and Objectives,” in determining the fiscal 2026 target executive compensation levels and the mix of compensation elements for each NEO, the Compensation Committee and our Chief Executive Officer (in making recommendations regarding NEO compensation other than his and the Executive Chairman’s compensation) considered, as applicable, each NEO’s performance, Company performance, the compensation levels paid to other executive officers at the Company, the competitive median of the market to provide a perspective on external practices, and input from the Compensation Committee’s compensation consultant.

Base Salary

Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of our executive compensation program. The relative levels of base salary for our NEOs are designed to reflect each executive officer’s scope of responsibility and accountability to us and to align with the competitive market. With respect to fiscal 2026, the Compensation Committee determined to adjust the base salaries for the NEOs from the levels established in fiscal 2025 as set forth in the table below, with the fiscal 2026 base salary levels set to further align each NEO’s compensation with the competitive market. In the case of Messrs. Desmond and Naudé, their adjustments were made in connection with the management transition, considering the competitive market for Chief Executive Officer and Executive Chairman positions.

Named Executive Officer	Fiscal 2025 Base Salary	Fiscal 2026 Base Salary	Percentage Change
Sean Desmond(1)	$370,800	$500,000	34.8%
Pierre Naudé(2)	$515,000	$260,000	(49.5)%
Greg Orenstein	$368,000	$429,900	16.8%
April Rieger	$338,400	$397,900	17.6%

(1)	Mr. Desmond’s base salary increased in connection with Mr. Desmond’s promotion to Chief Executive Officer, based on a review of market data and considering the compensation of his predecessor.
(2)	Mr. Naudé’s base salary decreased in connection with Mr. Naudé’s change in role to Executive Chairman, based on a review of market data.

Please see the “Salary” column in the Fiscal 2026 Summary Compensation Table for the base salary amounts received by each NEO in fiscal 2026.

Annual Cash Bonuses

We provide our NEOs with short-term incentive compensation through an annual cash bonus program that applies to all bonus eligible employees. Annual bonus compensation holds executives accountable, rewards the executives based on actual business results and helps to reinforce a “pay for performance” culture. Our annual cash bonus program provides cash incentive award opportunities based on the achievement of performance goals approved by our Compensation Committee at the beginning of each fiscal year.

The payment of awards under the fiscal 2026 annual cash bonus program applicable to the NEOs was subject to the attainment of goals relating to the Company’s Total Gross Annual Contract Value and the Company’s Non-GAAP Rule of 40. These goals were selected to more closely align to defined Company growth initiatives, annual contract value targets, and ongoing expense management initiatives.

The table below sets forth the weight and target achievement level for each metric in our fiscal 2026 annual cash bonus program.

	Weight	Fiscal 2026 Threshold(1)	Fiscal 2026 Target	Fiscal 2026 Maximum(1)	Fiscal 2026 Actual	Fiscal 2026 Actual Achievement Payout
Total Gross Annual Contract Value(2)	60%	N/A	$89.95M	N/A	$85.8M	57.2%
Non-GAAP Rule of 40(3)	40%	28.1%	31.4%	32.5%	31.9%	40.0%
Overall Achievement						97.2%

(1)

With respect to the Total Gross Annual Contract Value metric under our fiscal 2026 annual cash bonus program, payouts were determined on a dollar-for-dollar linear basis relative to target achievement, with no minimum threshold or maximum cap. With respect to the Non-GAAP Rule of 40 metric, threshold and maximum performance would result in a payout equal to 50% and 115% of target, respectively. Payouts for performance between performance levels is determined based on straight line interpolation.

(2)

“Total Gross Annual Contract Value” for incentive purposes is defined as twelve times the highest recurring monthly revenue during the term of the applicable net new contract, or twelve times the highest recurring monthly incremental revenue for at least twelve consecutive months during the term of the applicable add-on or upgrade to an existing contract. The target achievement level for this metric was intentionally set at a rigorous level, requiring strong execution across the organization, and was designed to be challenging yet attainable with exceptional management performance.

(3)

“Non-GAAP Rule of 40” for incentive purposes is a non-GAAP financial measure that represents the Company’s total annual revenue growth percentage plus operating income (EBIT) divided by total revenues, excluding the impact of stock-based compensation, amortization and one-time litigation and acquisition fees that do not relate to operating the business expressed as a percentage. Total revenue is defined as subscription, customer support, professional services and other revenues recognized during the term. This metric reflects whether the Company is striking the right balance between growth and profitability. The target achievement level was set to be challenging, yet achievable, with strong execution by management.

The table below sets forth the fiscal 2026 target bonus opportunities and fiscal 2026 actual bonus payout for each NEO. The target bonus opportunities for our NEOs are designed to reflect each executive officer’s scope of responsibility and accountability to us and align with the competitive market. Mr. Desmond’s bonus target was increased from 60% to 100% in connection with his promotion to Chief Executive Officer and to better align with market data. The target bonus amounts are adjusted to reflect base salary increases during the year. Based on the results reflected in the table above, the Compensation Committee approved bonus payouts with respect to fiscal 2026 in amounts equal to 97.2% of target.

Named Executive Officer	Fiscal 2026 Target Bonus (% of Base Salary) (1)	Fiscal 2026 Target Bonus	Fiscal 2026 Actual Bonus
Sean Desmond	100%	$500,000	$486,110
Pierre Naudé	100%	$260,000	$252,777
Greg Orenstein	65%	$274,194	$266,577
April Rieger	50%	$203,801	$198,140

(1)

The target opportunities for Mr. Orenstein and Ms. Rieger were adjusted, effective May 1, 2025, from 60% and 55%, respectively, of their base salary, resulting in a pro-rated target opportunity for the year.

Long-Term Incentive Program

To further align the interests of our NEOs with the interests of our stockholders, to further focus our executive officers on our long-term performance and to promote retention of our executive officers, we provide equity compensation to our NEOs. In fiscal 2026, equity compensation was granted in the form of time-based RSUs. The Compensation Committee believes it is appropriate at the Company’s current size and stage to provide long term incentive compensation for our executive officers solely in the form of time based RSUs, which are a straightforward, market competitive vehicle that supports retention and directly aligns the interests of our executives with long term stockholder value creation through changes in our stock price. For grants made prior to April 30, 2025, vesting occurs in four equal installments on each of the first four anniversaries of the grant date, subject to the NEO’s continued employment through each applicable anniversary of the grant date. For grants made after April 30, 2025, vesting occurs in equal installments made quarterly over a four year period, subject to the NEO’s continued employment through each applicable anniversary of the grant date.

Setting Award Levels under Long-Term Incentive Program

In determining the fiscal 2026 target equity grant levels for the NEOs, the Compensation Committee compared the target total direct compensation of each NEO (i.e., base salary, annual cash bonus and equity grants) to the competitive market median.

The table below sets forth the target award value, as of the date of grant, of the RSU awards received by each NEO under our fiscal 2026 long-term incentive program. The fiscal 2026 target equity award values for the NEOs were determined after considering individual performance and the competitive market, with the target opportunities for Mr. Orenstein and Ms. Rieger increased as compared to their fiscal 2025 target equity award values to further align with competitive market data. Messrs. Desmond and Naudé’s target equity awards were determined in consideration of Mr. Desmond’s promotion to Chief Executive Officer and Mr. Naudé’s role change to Executive Chairman, based on market data and, in the case of Mr. Desmond, considering the target equity awards previously granted to Mr. Naudé in his role as our Chief Executive Officer.

Named Executive Officer	Fiscal 2026 Target Equity Award Value(1)
Sean Desmond	$8,200,000
Pierre Naudé	$4,000,000
Greg Orenstein	$3,500,000
April Rieger	$2,600,000

(1)

The amounts reflected in this column represent the targeted equity value, with the number of shares subject to the RSU awards determined by dividing this value by our closing stock price of $23.20 on April 30, 2025 for each NEO. These amounts differ from the amounts reflected for these awards in the Fiscal 2026 Summary Compensation Table due to the change in our stock price from April 30, 2025 to the grant date of May 1, 2025.

Please see “Outstanding Equity Awards at Fiscal 2026 Year-End” for a summary of the outstanding equity awards held by each of the NEOs as of fiscal 2026 year-end.

Other Elements of Our Fiscal 2026 Executive Compensation Program

Employment Arrangements

Our NEO agreements describe the basic terms of the executive’s employment, including the base salary, annual bonus target and long-term incentive award target and eligibility to participate in our employee benefits programs. These agreements also provide for severance benefits in the event of a termination of employment in certain circumstances, including the departure of the NEO following a change in control of our Company.

On December 19, 2024, we entered into amended and restated employment agreements (the “Amended and Restated Employment Agreements”) with each of our then-serving NEOs. As discussed below, Mr. Naudé thereafter entered into a letter agreement with the Company when he stepped down from his position as CEO in February 2025. The Amended and Restated Employment Agreements were generally based on the existing employment agreements with each executive, but with administrative updates as well as updates to reflect current compensation levels and to further align with market practices with respect to the termination provisions. Under the Amended and Restated Employment Agreements, for terminations by the Company without cause or by the executive due to good reason, in each case, not in connection with a change in control of the Company, the executive is eligible to receive, subject to the executive’s execution and non-revocation of a release of claims in favor of the Company, (i) a severance payment equal to one times the executive’s base salary, (ii) a payment equal to the executive’s target bonus amount for the year of termination, (iii) up to 12 months of COBRA reimbursements, and (iv) accelerated vesting of any equity award that would have vested in the normal course during the 12-month period following such termination of employment. Under the Amended and Restated Employment Agreements, for terminations by the Company without cause or by the executive due to good reason, in each case, within eighteen months following a change in control of the Company, the executive is eligible to receive, subject to the executive’s execution and non-revocation of a Release, (i) a severance payment equal to one and a half times the sum of the executive’s base salary and target annual bonus; (ii) up to 12 months of COBRA reimbursements, and (iii) accelerated vesting of outstanding equity.

Mr. Naudé stepped down as Chief Executive Officer, and Mr. Desmond assumed the role of Chief Executive Officer, each effective February 1, 2025, with Mr. Naudé remaining as an executive employee of the Company through fiscal 2026. In connection with his appointment as the Company’s President and Chief Executive Officer, Mr. Desmond entered into an amended and restated employment agreement (the “Amended Desmond Agreement”) with the Company through its operating subsidiary, nCino OpCo, Inc. The Amended Desmond Agreement is generally consistent with Mr. Desmond’s prior employment agreement, except that the Amended Desmond Agreement provides that, in the event that Mr. Desmond’s employment is terminated by the Company without cause or by Mr. Desmond for good reason, in each case, not in connection with a change in control of the Company, then, among other things, Mr. Desmond’s outstanding equity awards will vest upon such termination to the extent that the normal vesting date for such awards would have occurred within 24 months of such termination of employment (increased from 12 months), subject to his execution and non-revocation of a Release. The Amended Desmond Agreement provides that in the event that Mr. Desmond’s employment is terminated by the Company without cause or by Mr. Desmond for good reason, in each case, within eighteen months following a change in control of the Company, then, among other things, Mr. Desmond is eligible to receive up to 18 months of COBRA reimbursements (increased from 12 months).

In connection with his appointment as Executive Chairman of the Company, Mr. Naudé entered into a letter agreement with the Company (the “Naudé Letter Agreement”), which provided for an initial term expiring on

February 1, 2026. The Naudé Letter Agreement was not renewed for fiscal 2027, as Mr. Naudé stepped down from his role as Executive Chairman at the end of fiscal 2026, but remains as the Company’s non-executive Chairman. Pursuant to the Naudé Letter Agreement, in the event that Mr. Naudé’s service as Executive Chairman was terminated by our board of directors without cause or by Mr. Naudé for good reason, then Mr. Naudé would have been eligible for the severance benefits payable under Mr. Naudé’s existing employment agreement, but with such amounts adjusted to reflect his compensation at the time of such termination of employment. In addition, in the event that Mr. Naudé is requested to resign as a member of our board of directors prior to the conclusion of his current term on our board of directors, then upon his resignation from our board of directors, and subject to his execution and non-revocation of a Release, Mr. Naudé’s outstanding and unvested equity awards will vest in full upon such resignation. Mr. Naudé did not receive any severance benefits upon stepping down as Executive Chairman. While serving as Chairman and a member of our board of directors, Mr. Naudé’s equity awards continue to vest in accordance with their terms based on his continued service. Although Mr. Naudé has a contractual entitlement to continued vesting based on his continued service, under applicable accounting rules, this continued vesting resulted in a modification under ASC 718, resulting in an additional incremental fair value reported in the Fiscal 2026 Summary Compensation Table under ASC 718.

See the subsection titled “Potential Payments Upon Termination or Change of Control” for a description of the severance and change in control arrangements for our NEOs.

Other Benefits

Our NEOs participate in our corporate-wide benefit programs. Our NEOs are offered benefits that generally are commensurate with the benefits provided to all of our full-time employees, which includes participation in our qualified defined contribution plan. Mr. Naudé and Mr. Desmond also receive life insurance benefits paid for by the Company. The Company maintains a time-based chartered aircraft program, with such program primarily used for business travel. On occasion, a spouse or other guest may accompany executive officers on corporate aircraft when the aircraft is already scheduled for business purposes and can accommodate additional passengers. In those cases, there is no aggregate incremental cost to the Company and, as a result, no amount is reflected in the Fiscal 2026 Summary Compensation Table for such travel. In fiscal 2026, Mr. Desmond and Mr. Naudé used a time-shared chartered aircraft program for personal use, for which Mr. Desmond and Mr. Naudé fully reimbursed the Company. Accordingly, no amount is reflected for such use for Mr. Desmond and Mr. Naudé in the “All Other Compensation” column of the Fiscal 2026 Summary Compensation Table below.

Consistent with our performance-based culture, we do not offer a service-based defined benefit pension plan or other similar benefits to our employees. During fiscal 2026, we did not provide nonqualified retirement programs or perquisites that are often provided at other companies to executive officers.

Clawback Policy

The Company maintains a Dodd-Frank Clawback Policy to comply with SEC and Nasdaq listing rules. Under the Policy on Recoupment of Incentive Compensation, the Company is required to recoup any erroneously awarded incentive compensation paid or payable to certain current or former executive officers of the Company, including the NEOs, in the event of certain accounting restatements due to the Company’s material non-compliance with any financial reporting requirement under U.S. federal securities laws, the result of which is that any such incentive compensation would have been a lower amount had it been calculated based on the restated results.

Anti-Hedging and Anti-Pledging Policies
Our board of directors previously adopted a hedging and pledging policy that prohibits all of the directors and executive officers of the Company from hedging the Company’s securities. Our board of directors also previously adopted a policy prohibiting all directors and executive officers of the Company from pledging the Company’s securities that they own directly.
Stock Ownership Guidelines
Our board of directors maintains stock ownership guidelines applicable to our executive officers and directors in order to further align their interests with the Company’s stockholders and further promote the Company’s commitment to sound corporate governance. Under the guidelines, our CEO and other executive officers are required to own common stock and common stock equivalents with a value equal to three times base salary for our CEO and one times base salary for our other executive officers. Executive officers have five years from the later of the adoption of the guidelines or first becoming subject to the guidelines to comply. For purposes of measuring compliance, the following shares will count towards the ownership guidelines: shares owned outright by the covered individual or immediate family members in the same household; shares held in trust for the covered individual or his or her family; shares held in employee benefit plans; shares obtained through stock option exercises; and the after-tax
value of shares of nonvested time-based restricted shares and RSUs. Shares subject to stock options, nonvested performance-based restricted stock and nonvested performance-based RSUs will not count towards the guidelines. Until the required ownership guideline is reached, the applicable executive officer is required to retain at least 50% of the shares received upon vesting or settlement of equity awards or the exercise of stock options (net of taxes and any applicable exercise price).
Equity Grant Practices
The Compensation Committee and senior management monitor the Company’s equity grant practices to evaluate whether such policies comply with governing regulations and are consistent with good corporate practices. When making regular annual equity grants, the Compensation Committee’s practice is to approve them at its meeting in the first quarter of each fiscal year as part of the annual compensation review, with the grants effective on an agreed upon date. Because the Compensation Committee utilizes a set grant date established in advance, the proximity of any awards to other significant corporate events is coincidental. In addition, the Compensation Committee may make grants at any time during the year it deems appropriate, including with respect to new hires or transitions. The Company does not schedule its equity grants in anticipation of the release of material non-public
information (“
MNPI
”) nor does the Company time the release of MNPI based on equity grant dates. During fiscal 2026, no stock option or equity grants were made to any of our NEOs during any period beginning four business days before the filing or furnishing of a periodic report or current report and ending one business day after the filing or furnishing of any such report with the SEC.

HOW WE MAKE EXECUTIVE COMPENSATION DECISIONS

Our Executive Compensation Philosophy and Objectives

The Company’s executive compensation philosophy and objectives strive to attract, retain, and motivate superior executive talent primarily through incentives that reward achievement of performance goals that directly correlate to the enhancement of stockholder value, as well as to facilitate executive retention. Long-term incentives delivered through equity grants align executive interests with those of our stockholders.

The Compensation Committee believes that the executive compensation program should motivate the executive officers to drive strong and sustained performance for the Company. Accordingly, executive compensation is weighted towards at-risk, variable incentive awards — short-term cash incentives and equity grants — rather than base salaries. This performance and equity focus is designed to align our executive compensation with the performance of individuals and the Company as a whole with the interests of our stockholders.

We strive to provide a competitive compensation program. Our pay philosophy is to target the 25th percentile of the market for cash compensation and the market median (50th percentile) for equity compensation. Compensation positioning is used to assess the pay levels and pay mix of the aggregate executive compensation program, while executive compensation for any individual role may be above or below the stated philosophy based on experience, scope of position and individual performance. The Company and its leaders place significant value on culture, invest in employee health and well-being, foster professional development and provide career growth opportunities across the organization.

Role of the Compensation Committee and our Executive Officers

The Compensation Committee is responsible for determining the compensation of our Chief Executive Officer and each of our other executive officers. In setting the compensation of our Chief Executive Officer, the Compensation Committee reviews and approves our Chief Executive Officer’s performance. In setting the compensation of our other executive officers, the Compensation Committee takes into account our Chief Executive Officer’s review of each executive officer’s performance and his recommendations with respect to their compensation. The Compensation Committee’s responsibilities regarding executive compensation are further described in the “Corporate Governance” section of this proxy statement.

Guidance from Compensation Consultant

Aon’s Human Capital Solutions practice, a division of Aon plc (“Aon”), provides executive compensation consulting services to the Compensation Committee. With respect to fiscal 2026, Aon provided services related to the review of compensation decisions for executive officers and directors, including a review of peer group compensation data and assistance with this CD&A, and was paid approximately $100,935 for these services. Aon is retained by and reports to the Compensation Committee and, at the request of the Compensation Committee, participates in committee meetings.

In addition to services provided to the Compensation Committee, the Company engaged Aon or its affiliates to provide consulting services to the Company for a global job review, market benchmarking, and design of the Company’s overall job structure. While the Compensation Committee was aware of the retention of Aon and its affiliates for these other services, the Compensation Committee was not involved in the decision to engage, or the approval of, the engagement of Aon or its affiliates for these other services. In fiscal 2026, Aon was paid approximately $182,874 for these global job review consulting services. The Compensation Committee reviewed the independence of Aon under Nasdaq and SEC rules and concluded that the work of Aon has not raised any conflict of interest, and Aon was independent.

Selection of and Comparison to Peer Group

To obtain a broad view of competitive practices among industry peers and competitors for executive talent, the Compensation Committee reviews market data for peer group companies as well as for our general industry.

While the Compensation Committee considers relevant market pay practices when setting executive compensation, it does not believe it is appropriate to establish compensation levels based only on market practices. The Compensation Committee believes that compensation decisions are complex and require a deliberate review of Company and individual performance and peer compensation levels. The factors that influence the amount of compensation awarded include, but are not limited to:

•	Market competitiveness for a particular position;

•	Experience and past performance inside or outside the Company;

•	Role and responsibilities within the Company; and

•	Tenure with the Company and associated institutional and industry knowledge.

In selecting companies for our peer group, the Compensation Committee considered the following peer group selection criteria:

•	Operates in the software and software as a service (SAAS) industry; and

•	Comparable in terms of market capitalization and revenue (between roughly 1/3x and 3x of Company’s market capitalization and revenue, respectively).

For fiscal 2026 compensation decisions, the Compensation Committee utilized the peer group set forth below. This was the same peer group as fiscal 2025, except that DigitalOcean Holdings, Inc., Intapp, Inc., Semrush Holdings, Inc., and Vertex, Inc. were added, and EngageSmart, Inc., Everbridge, Inc., BigCommerce Holdings Inc., and Fastly, Inc. were removed to better reflect the Company in terms of operation and the characteristics described above. Based on data compiled by Aon at the time of the peer group review, the Company’s market value was positioned at the 52nd percentile and the Company’s market capitalization, as a multiple of revenue, was positioned at the 69th percentile of our peer group.

Fiscal 2026 Compensation Peer Group
Appfolio, Inc.	Intapp, Inc.	Smartsheet, Inc.

Appian Corporation	MeridianLink, Inc.	SPS Commerce, Inc.

Blackline, Inc.	N-able Technologies, Inc.	Varonis Systems, Inc.

Clearwater Analytics Holdings, Inc.	Paycor HCM, Inc.	Vertex, Inc.

DigitalOcean Holdings, Inc.	Q2 Holdings, Inc.	Workiva, Inc.

DoubleVerify Holding, Inc.	Qualys, Inc.

Five9, Inc.	Semrush Holdings, Inc.

In assessing executive compensation, the Compensation Committee also reviewed survey data from the Radford McLagan Compensation Database.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the section entitled “Compensation Discussion and Analysis” with Company management. Based upon this review and discussion, the Compensation Committee recommended to our board of directors that the section entitled “Compensation Discussion and Analysis” be included in this proxy statement, which will be incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended January 31, 2026.

Respectfully submitted by the Compensation Committee of our board of directors.

Pam Kilday, Chair

Jon Doyle

William Spruill

This Compensation Committee Report shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Report by specific reference.

FISCAL 2026 EXECUTIVE COMPENSATION TABLES AND RELATED NARRATIVES

Fiscal 2026 Summary Compensation Table

The following table provides information regarding the compensation earned by our NEOs for fiscal 2026, 2025 and 2024.

Name and Principal Position(1)	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Sean Desmond,	2026	500,000	—	8,083,356	486,110	20,092	9,089,558
Chief Executive Officer & President	2025	361,425	—	2,509,058	209,204	14,942	3,094,629
	2024	328,000	—	2,278,598	125,400	14,316	2,746,314
Pierre Naudé,	2026	260,000	—	8,546,068	252,777	18,186	9,077,031	(5)
Executive Chairman	2025	512,500	—	7,470,940	494,400	21,259	8,499,099
	2024	497,987	—	6,934,897	380,000	20,664	7,833,548
Greg Orenstein,	2026	414,425	—	3,450,214	266,577	49,733	4,180,949
Chief Financial Officer & Treasurer	2025	364,167	—	2,837,050	211,968	51,149	3,464,334
	2024	343,073	—	2,278,598	131,100	47,642	2,800,413
April Rieger,	2026	383,025	—	2,562,995	198,140	15,179	3,159,339
Chief Legal & Administrative Officer & Secretary	2025	337,000	—	1,891,366	178,675	14,845	2,421,886
	2024	325,000	—	1,486,048	137,940	14,370	1,963,358

(1)

Mr. Naudé stepped down as Chief Executive Officer and Mr. Desmond assumed the role of Chief Executive Officer, each effective February 1, 2025, with Mr. Naudé remaining as an executive employee of the Company through the duration of fiscal 2026.

(2)

The amounts reported represent the grant date fair value of RSUs calculated in accordance with ASC 718, excluding the effect of estimated forfeitures. The grant date fair value was calculated based on the fair market value of a share of Company common stock as of the grant date. As disclosed above in “Other Elements of Our Fiscal 2026 Executive Compensation Program—Employment Arrangements”, included in this amount is the incremental fair value of $4,602,983, computed as of the date of the modification in accordance with ASC Topic 718, related to Mr. Naudé‘s fiscal 2026 equity modifications.

(3)

The amounts reported for fiscal 2026 represent payouts under the Company’s annual cash bonus program based on performance with respect to goals relating to (i) Total Gross Annual Contract Value and (ii) Non-GAAP Rule of 40.

(4)

The amounts reported in this column for fiscal 2026 consist of (i) a cell phone allowance for each of the NEOs other than Mr. Naudé, (ii) matching contributions under the Company’s 401(k) plan for Mr. Desmond of $12,988, Mr. Naudé of $11,835, Mr. Orenstein of $12,786, and Ms. Rieger of $12,779 (iii) lodging expenses of $19,450 for Mr. Orenstein and a related tax reimbursement of $15,097, and (iv) life insurance premiums paid by the Company for Mr. Desmond and Mr. Naudé and a related tax reimbursement ($2,054 for Mr. Desmond and $2,775 for Mr. Naudé).

(5)	Excluding the value of the equity modification for Mr. Naudé, as described further in footnote 2, Mr. Naudé’s total would be $4,474,048.

Fiscal 2026 Grants of Plan-Based Awards

The following table provides information regarding the possible payouts to our NEOs in fiscal 2026 under our annual cash bonus program and the equity awards received by our NEOs in fiscal 2026 under the: nCino, Inc. 2019 Equity Incentive Plan (as amended and restated on July 16, 2020) (the “2019 Plan”).

			Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of shares of stock or units (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)
Sean Desmond	(4)	—	—	300,000	—	—	—
	(5)	—	100,000	200,000	230,000	—	—
	5/1/2025	4/30/2025	—	—	—	353,448	8,083,356
Pierre Naudé	(4)	—	—	156,000	—	—	—
	(5)	—	52,000	104,000	119,600	—	—
	5/1/2025	4/30/2025	—	—	—	172,413	3,943,085
	12/1/2025	12/1/2025	—	—	—	489,083	4,602,983
Greg Orenstein	(4)	—	—	164,516	—	—	—
	(5)	—	54,839	109,678	126,129	—	—
	5/1/2025	4/30/2025	—	—	—	150,862	3,450,214
April Rieger	(4)	—	—	122,281	—	—	—
	(5)	—	40,760	81,520	93,748	—	—
	5/1/2025	4/30/2025	—	—	—	112,068	2,562,995

(1)	Amounts reported in this column reflect the fiscal 2026 bonus opportunity for each NEO.
(2)

The amounts reported in this column represent RSU awards that vest in sixteen equal quarterly installments, subject to the NEO’s continued employment through each applicable vesting date, except for Mr. Naudé‘s December 1, 2025 grant. Mr. Naudé‘s amount reported for the December 1, 2025 grant in this column represents the number of shares modified during fiscal 2026 as discussed above in further detail in Footnote 2 to the Fiscal 2026 Summary Compensation Table.

(3)

The amounts reported represent the grant date fair value of RSUs calculated in accordance with ASC 718, excluding the effect of estimated forfeitures. The grant date fair value was calculated based on the fair market value of a share of Company common stock as of the grant date, except for Mr. Naudé‘s December 1, 2025 grant which represents the incremental fair value of his equity modifications in fiscal 2026 as discussed above in further detail in Footnote 2 to the Fiscal 2026 Summary Compensation Table.

(4)

Amounts represent the target payout levels with respect to the Total Gross Annual Contract Value performance metric under our fiscal 2026 annual cash bonus program. With respect to the Total Gross Annual Contract Value metric under our fiscal 2026 annual cash bonus program, payouts were determined on a dollar-for-dollar linear basis relative to target achievement, with no minimum threshold or maximum cap.

(5)	Amounts represent the weighted threshold, target and maximum payout levels with respect to the Non-GAAP Rule of 40 performance metric under our fiscal 2026 annual cash bonus program.

Outstanding Equity Awards at Fiscal 2026 Year-End

The following table summarizes outstanding option awards and unvested stock awards held by each NEO on January 31, 2026.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Sean Desmond	2/1/2017	220,614	—	4.98	2/1/2027	—	—
	2/1/2022	—	—	—	—	10,910	232,929
	5/1/2023	—	—	—	—	46,502	992,818
	4/1/2024	—	—	—	—	40,128	856,733
	5/1/2024	—	—	—	—	15,432	329,473
	5/1/2025	—	—	—	—	309,267	6,602,850
Pierre Naudé	2/1/2022	—	—	—	—	38,185	815,250
	5/1/2023	—	—	—	—	141,529	3,021,644
	4/1/2024	—	—	—	—	158,507	3,384,124
	5/1/2025	—	—	—	—	150,862	3,220,904
Greg Orenstein	2/1/2022	—	—	—	—	10,910	232,929
	5/1/2023	—	—	—	—	46,502	992,818
	4/1/2024	—	—	—	—	60,192	1,285,099
	5/1/2025	—	—	—	—	132,005	2,818,307
April Rieger	2/1/2022	—	—	—	—	8,728	186,343
	9/12/2022	—	—	—	—	13,912	297,021
	5/1/2023	—	—	—	—	30,328	647,503
	4/1/2024	—	—	—	—	40,128	856,733
	5/1/2025	—	—	—	—	98,060	2,093,581

(1)

These RSUs are scheduled to vest with respect to 25% of the shares subject to the RSU award on each of the first four anniversaries of the grant date for awards granted prior to April 30, 2025. For awards granted subsequent to April 30, 2025, the RSUs are scheduled to vest with respect to 6.25% in quarterly installments.

(2)	The market value of shares or units that have not vested reflects a stock price of $21.35, our closing stock price on January 30, 2026, the last trading date of fiscal 2026.

Fiscal 2026 Option Exercises and Stock Awards Vested

The following table provides information concerning the exercise of stock options and vesting of stock awards during fiscal 2026 for each of the NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired Upon Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Sean Desmond	14,662	283,416	102,267	2,691,995

Pierre Naudé	—	—	208,334	5,482,237

Greg Orenstein	72,448	1,388,828	78,487	2,079,936

April Rieger	—	—	69,187	1,916,153

Fiscal 2026 Potential Payments Upon Termination or Change in Control

During fiscal 2026, the NEOs were each subject to employment agreements that provided for certain severance benefits upon a qualifying termination of employment. A description of the material terms of each of the employment arrangements that were in effect on January 31, 2026, as well as estimates of the payments and benefits each NEO would receive upon a qualifying termination of employment or change in control, are set forth below. The estimates have been calculated assuming a termination date of January 31, 2026 and the closing price of a share of our common stock of $21.35 on January 30, 2026, the last trading date of fiscal 2026. The amounts reported below are only estimates and actual payments and benefits to be paid upon a qualifying termination of a NEO’s employment with the Company or change in control of the Company under these arrangements can only be determined at the time of termination or change in control.

Employment Agreements

Under the Amended and Restated Employment Agreements applicable to the NEOs:

•

In the event of a termination of employment due to the NEO’s death, or disability, the NEO’s estate or NEO, as applicable, will be entitled to a pro-rated bonus for the year of termination, based on actual performance and pro-rated for the portion of the year the NEO was employed;

•

For terminations by the Company without cause or by the executive due to good reason, in each case, not in connection with a change in control of the Company, the NEO is eligible to receive, subject to the executive’s execution and non-revocation of a release of claims in favor of the Company, (i) a severance payment equal to one times the executive’s base salary, (ii) a payment equal to the executive’s target bonus amount for the year of termination, (iii) up to 12 months of COBRA reimbursements, and (iv) accelerated vesting of any equity award that would have vested in the normal course during the 12-month period following such termination of employment (24 months in the case of Mr. Desmond); and

•

For termination by the Company without cause or by the executive due to good reason, in each case, within eighteen months following a change in control of the Company, the executive is eligible to receive, subject to the executive’s execution and non-revocation of a release of claims, (i) a severance payment equal to one and a half times the sum of the executive’s base salary and target annual bonus; (ii) up to 12 months of COBRA reimbursements (up to 18 months in the case of Mr. Desmond), and (iii) accelerated vesting of outstanding equity. In addition, under the terms of the employment agreements, if the payments and benefits to a NEO under his or her employment agreement or another plan, arrangement or agreement would subject the NEO to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such payments will be reduced by the minimum amount necessary to avoid such excise tax, but only if such reduction will result in the NEO receiving a higher net after-tax amount. The tables below do not reflect the application of any potential reduction necessary to avoid such excise taxes.

At the time the NEO entered into the original employment agreement with the Company, the NEO also entered into a non-disclosure, restrictive covenants and assignment of invention agreement with restrictive covenants relating to non-competition and non-solicitation of customers and employees, during employment and for 12 months following a termination of employment for Messrs. Naudé and Orenstein and for six months following a termination of employment for Mr. Desmond and Ms. Rieger.

In connection with his transition to the role of non-executive Chairman, Mr. Naudé did not receive any severance benefits from the Company and is no longer eligible for cash severance benefits. In the event that Mr. Naudé is requested to resign as a member of our board of directors prior to the conclusion of his current term on our board of directors, then upon his resignation from our board of directors, and subject to his execution and non-revocation of a release of claims, Mr. Naudé’s outstanding and unvested equity awards will vest in full upon such resignation (estimated value of $10,441,922, based on our closing stock price as of January 30, 2026).

Because Mr. Naudé is no longer eligible to receive severance benefits, he has been excluded from the tables below.

Potential Payments Upon Death or Disability Table

Name	Severance Payment ($)(1)	Value of Accelerated Equity Awards ($)	Welfare Benefits ($)	Aggregate Payments ($)

Sean Desmond	486,110	—	—	486,110

Greg Orenstein	266,577	—	—	266,577

April Rieger	198,140	—	—	198,140

(1)

Amounts reported in this column represent a pro-rated target bonus for the year of termination, based on actual performance. Because this table assumes a termination on January 31, 2026, the amounts are not pro-rated.

Potential Payments Upon Qualifying Termination Absent a Change in Control Table(1)

Name	Severance Payment ($)(2)	Value of Accelerated Equity Awards ($)(3)	Welfare Benefits ($)(4)	Aggregate Payments ($)

Sean Desmond	1,000,000	5,789,602	24,705	6,814,307

Greg Orenstein	704,094	1,962,924	24,705	2,691,723

April Rieger	601,701	1,690,845	24,705	2,317,251

(1)	A qualifying termination means termination of the NEO’s employment by the Company without cause or by the NEO for good reason prior to or more than 18 months following a change in control.
(2)	Amounts reported in this column represent the sum of (i) 12 months’ base salary for the NEOs and (ii) a payment equal to the executive’s target bonus amount for the year of termination.
(3)

For each of the NEOs, represents the value of equity awards where the normal vesting date for such awards would have occurred on or prior to the 12 month (for Mr. Desmond, 24 month) anniversary of such termination of employment. For each of the NEOs, any equity awards that do not vest pursuant to the foregoing will remain outstanding and be forfeited without consideration on the six-month anniversary of such termination unless a change in control occurs within such six-month period.

(4)	Represents the estimated value of continued welfare benefits that the NEOs would be entitled to receive upon a qualifying termination of employment.

Potential Payments Upon Qualifying Termination on or Following a Change in Control Table(1)

Name	Severance Payment ($)(2)	Value of Accelerated Equity Awards ($)(3)	Welfare Benefits ($)(4)	Aggregate Payments ($)

Sean Desmond	1,500,000	9,014,803	37,058	10,551,861

Greg Orenstein	1,056,141	5,329,152	24,705	6,409,998

April Rieger	902,552	4,081,181	24,705	5,008,438

(1)	A qualifying termination means termination of the NEO’s employment by the Company without cause or by the NEO for good reason on or within 18 months following a change in control.

(2)

Amounts reported in this column represent the aggregate amount equal to 1.5 times the sum of (i) base salary for each of the continuing NEOs and (ii) bonus for the year of termination, based on target performance.

(3)	Represents value of equity awards that become fully vested and exercisable in full in the event of such qualifying termination.
(4)

Represents the estimated value of continued welfare benefits that the continuing NEOs would be entitled to receive upon a qualifying termination of employment on or within 18 months following a change in control.

Compensation Risk Assessment

As part of our regular compensation planning, we review the risks associated with our compensation practices and policies. Based on this review, we determined that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. As part of our compensation planning, we review our compensation philosophies, our compensation governance structure and the design and oversight of our compensation programs. Overall, we believe that our programs include an appropriate mix of fixed and variable features, and short- and long-term incentives with compensation-based goals aligning with corporate goals. Centralized oversight helps ensure compensation programs align with the Company’s goals and compensation philosophies and, along with other factors such as the Company’s clawback policy and stock ownership guidelines, operate to mitigate against the risk that such programs would encourage excessive risk-taking.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is providing the following disclosure about the relationship of the annual total compensation of our employees to the annual total compensation of Mr. Desmond, our Chief Executive Officer. SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies. Given the leverage of our executive compensation program towards performance-based elements, we expect that our pay ratio disclosure will fluctuate year-to-year based on the Company’s performance against the pre-established performance goals.

Ratio

For fiscal 2026,

•	The median of the annual total compensation of all of our employees, other than Mr. Desmond, was $116,812.

•	Mr. Desmond’s annual total compensation, as reported in the Total column of the Fiscal 2026 Summary Compensation Table, was $9,089,558.

•

Based on this information, the ratio of the annual total compensation of Mr. Desmond to the median of the annual total compensation of all employees is estimated to be 78 to 1. We believe this ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

Identification of Median Employee

We selected January 31, 2026 as the date on which to determine our median employee. As of such date, we had 1,683 employees. The pay ratio disclosure rules permit companies to exclude non-U.S. employees from the median employee calculation if non-U.S. employees in a particular jurisdiction account for five percent (5%) or less of the company’s total number of employees. Applying this de minimis exemption, we excluded nineteen employees in Canada, three employees in France, one employee in Germany, twenty-two employees in Japan, seven employees in Spain, eight employees in New Zealand, and three employees in Sweden, from the calculations of our median employee. After excluding the employees under the de minimis exemption, we calculated the pay ratio based on 1,620 employees. For purposes of identifying the median employee from our fiscal 2026 employee population, we considered the gross cash compensation of all employees, as compiled from payroll records. We selected gross cash compensation as it represents the principal form of compensation delivered to all of our employees and is readily available in each country. In addition, we measured compensation for purposes of determining the median employee using the 12-month period ending January 31, 2026. Compensation paid in foreign currencies was converted to U.S. dollars based on spot rate exchange rate as of January 31, 2026.

PAY VERSUS PERFORMANCE
Pursuant to Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation
S-K,
the Pay Versus Performance Table (set forth below) is required to include “compensation actually paid” (“
CAP
”), as calculated per SEC disclosure rules, to the Company’s principal executive officer (“
PEO
”) and the Company’s
non-PEO
NEOs, as noted below. “Compensation actually paid” represents a required calculation of compensation that differs significantly from the Summary Compensation Table calculation of compensation, the NEO’s realized or earned compensation, as well as from the way in which the Compensation Committee views annual compensation decisions, as discussed in the CD&A. The amounts in the table below are calculated in accordance with SEC rules and do not represent amounts actually earned or realized by NEOs, including with respect to RSUs, which remain subject to forfeiture if the vesting conditions are not satisfied.

					Value of Initial Fixed $100 Investment Based on: (4)
Fiscal Year (1)	Summary Compensation Table Total for PEO ($) (2)	Compensation Actually Paid to PEO ($) (3)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (2)	Average Compensation Actually Paid to Non-PEO NEOs ($) (3)	Total Shareholder Return ($)	Peer Group Total Shareholder Return ($) (5)	Net Income (Loss) ($)	Revenue ($) (6)

2026	9,089,558	3,606,455	5,472,440	560,588	29.78	124.02	9,703,000	594,781,000

2025	8,499,099	8,939,064	2,348,516	1,301,661	47.43	146.33	(33,049,000)	540,657,000

2024	7,833,548	10,271,359	3,066,807	4,330,316	43.91	135.07	(43,526,000)	476,543,000

2023	8,059,437	1,794,534	3,890,638	(740,777)	39.89	89.62	(101,844,000)	408,315,000

2022	7,817,083	1,340,189	2,795,464	(4,053,065)	63.92	110.79	(50,121,000)	273,865,000

(1)
Mr. Desmond served as the PEO for the entirety of fiscal 2026. Mr. Naudé served as the PEO for the entirety of fiscal 2025, 2024, 2023 and 2022 and our other NEOs for the applicable years were as follows:

•	2026: Pierre Naudé; Greg Orenstein; and April Rieger.

•	2025: Greg Orenstein; Sean Desmond; April Rieger; and Josh Glover.

•	2024: Greg Orenstein; Sean Desmond; Josh Glover; and Matthew Hansen.

•	2023: Josh Glover; David Rudow; Greg Orenstein; April Rieger; and Matthew Hansen.

•	2022: Josh Glover; David Rudow; Greg Orenstein; and Sean Desmond.

(2)
Amounts reported in this column represent (i) the total compensation reported in the Summary Compensation Table for the applicable year and (ii) the average of the total compensation reported in the Summary Compensation Table for the applicable year for our other NEOs reported for the applicable year other than the PEO for such years.

(3)
To calculate CAP, adjustments were made to the amounts reported in the Summary Compensation Table for the applicable year. A reconciliation of the adjustments for the PEO and for the average of the other NEOs is set forth following the footnotes to this table.

(4)	Pursuant to rules of the SEC, the comparison assumes $100 was invested on January 31, 2021. Historic stock price performance is not necessarily indicative of future stock price performance.
(5)	The TSR Peer Group consists of the component companies of the S&P 1500 Application Software Index.
(6)
The Compensation Committee determined that revenue is a core measure of the Company’s performance and stockholder value creation. Revenue indirectly impacts the compensation of our NEOs because it is reflected in both the Total Gross Annual Contract Value and
Non-GAAP
Rule of 40 metrics included in the fiscal 2026 annual cash bonus program.

CAP Adjustments

Fiscal Year	Summary Compensation Table Total ($) (1)	Minus Grant Date Fair Value of Stock Awards Granted in the Current Fiscal Year ($) (2)	Plus (Minus) Fair Value at Fiscal Year-end of Outstanding and Unvested Stock Awards Granted in Fiscal Year ($) (3)	Plus (Minus) Change in Fair Value of Outstanding and Unvested Stock Option and Stock Awards Granted in Prior Fiscal Years ($) (4)	Plus (Minus) Fair Value at Vesting of Stock Awards Granted in Fiscal Year that Vested During Fiscal Year ($) (5)	Plus (Minus) Change in Fair Value as of Vesting Date of Stock Option and Stock Awards Granted in Prior Years for which Applicable Vesting Conditions were Satisfied During Fiscal Year ($) (6)	Minus Fair Value as of Prior Fiscal Year-end of Stock Option and Stock Awards Granted in Prior Fiscal Years that Failed to Meet Applicable Vesting Conditions During Fiscal Year ($) (7)	Compensation Actually Paid ($)

Sean Desmond

2026	9,089,558	(8,083,356)	6,131,229	(4,247,466)	1,190,678	(474,188)	—	3,606,455

Pierre Naudé

2025	8,499,099	(7,470,940)	7,187,741	793,565	—	(70,401)	—	8,939,064

2024	7,833,548	(6,934,897)	8,910,634	566,116	—	(104,042)	—	10,271,359

2023	8,059,437	(7,158,830)	4,368,307	(2,826,186)	—	(648,194)	—	1,794,534

2022	7,817,083	(6,874,000)	4,583,000	(3,778,054)	—	(407,840)	—	1,340,189

Other NEOs (Average) (8)

2026	5,472,440	(4,853,092)	2,517,293	(2,316,447)	488,837	(748,443)	—	560,588

2025	2,348,516	(1,889,900)	1,767,160	369,934	—	(38,965)	(1,255,084)	1,301,661

2024	3,066,807	(2,501,505)	3,214,179	520,201	—	30,634	—	4,330,316

2023	3,890,638	(3,317,732)	1,657,027	(1,962,871)	88,923	(412,548)	(684,214)	(740,777)

2022	2,795,464	(2,258,633)	1,467,614	(5,905,740)	—	(151,770)	—	(4,053,065)

(1)	Represents Total Compensation as reported in the Summary Compensation Table for the indicated fiscal year. With respect to the other NEOs, amounts shown represent averages.
(2)	Represents the grant date fair value of the stock awards granted during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.
(3)
Represents the fair value as of the indicated fiscal
year-end
of the outstanding and unvested stock awards granted during such fiscal year, computed in accordance with the methodology used for financial reporting purposes.

(4)
Represents the change in fair value during the indicated fiscal year of each option award and stock award that was granted in a prior fiscal year and that remained outstanding and unvested as of the last day of the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.

(5)
Represents the fair value at vesting of the stock awards that were granted and vested during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.

(6)
Represents the change in fair value, measured from the prior fiscal year-end
to the vesting date, of each option award and stock award that was granted in a prior fiscal year and which vested during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.

(7)
Represents the fair value as of the last day of the prior fiscal year of the option award and stock awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.

(8)	See footnote 1 above for the NEOs included in the average for each year.

Relationship Between Pay and Performance
We believe the CAP in each of the years reported above and over the five-year cumulative period are reflective of the Compensation Committee’s emphasis on
“pay-for-performance”
as the CAP fluctuated year-over-year, primarily due to the result of our stock performance and our varying levels of achievement against pre-established
performance goals under our annual cash bonus program. The CD&A describes in greater detail the Compensation Committee’s emphasis on
“pay-for-performance”
and how our executive compensation program is designed to link executive compensation with the achievement of our financial objectives as well as stockholder value creation.

•
Relationship Between CAP to the PEO and Average Other NEOs and the Company’s Net Income (Loss) and Revenue: Net income (loss) is not a component of our fiscal 2026 executive compensation program. Instead, the Company uses a variety of performance metrics to measure performance under its annual cash bonus program, with the fiscal 2026 program based on Total Gross Annual Contract Value and
Non-GAAP
Rule of 40, as described further in the CD&A. As a result, our CAP for our NEOs is less impacted by fluctuations in our net income as compared to our performance with respect to our annual cash bonus program metrics as well as our stock price performance. The Company had a fiscal 2026 net income of $9,703,000, increasing from a fiscal 2022 net loss of $50,121,000, and the Company’ revenues were $273,865,000 for fiscal 2022 increasing to $594,781,000 for fiscal 2026. Our fiscal 2022 CAP for our PEO and other NEOs was $1,340,189 and ($4,053,065), respectively, increasing to fiscal 2026 CAP for our PEO and other NEOs of $3,606,455 and $560,588, respectively.

•
Relationship Between CAP to the PEO and Average Other NEOs and the Company’s TSR: Given the leverage of our executive compensation program towards equity-based awards, fluctuations in CAP for our PEO and other NEOs is most directly impacted by our stock price performance. Commensurate with our decline in TSR, calculated assuming a $100 investment in our common stock on January 31, 2021, from $63.92 as of January 31, 2022 to $29.78 as of January 31, 2026, our fiscal 2022 CAP for our PEO and other NEOs was $1,340,189 and ($4,053,065), respectively, increasing to fiscal 2026 CAP for our PEO and other NEOs of $3,606,455 and $560,588, respectively.

•
Relationship Between Company TSR and Peer Group TSR: The TSR of the S&P 1500 Application Software Index has outperformed
t
he Company since January 31, 2021. Assuming a $100 investment in our common stock on January 31, 2021, our TSR declined from $63.92 as of January 31, 2022 to $29.78 as of January 31, 2026, while the TSR of the S&P 1500 Application Software Index increased
from $110.79 as of January 31, 2022 to $124.02 as of January 31, 2026.

Performance Measures Used to Link Company Performance and CAP to the NEOs
The following is a list of financial performance measures, which in our assessment represent the most important financial performance measures used by the Company to link compensation actually paid to the NEOs for fiscal 2026. Please see the CD&A for a further description of these metrics and how they are used in the Company’s executive compensation program, including our annual cash bonus program.

•	Revenue

•	Total Gross Annual Contract Value

•	Non-GAAP Rule of 40

•	Stock Price

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of January 31, 2026 regarding the number of shares of our common stock that may be issued under our equity compensation plans.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)

Equity compensation plans approved by security holders(1)	6,905,769	(2)	8.06	(3)	35,870,181(4)

Equity compensation plans not approved by security holders	—		—		—

Total	6,905,769		8.06		35,870,181

(1)	Includes our 2019 Amended and Restated Equity Incentive Plan, Employee Stock Purchase Plan and 2014 Omnibus Stock Ownership and Long Term Incentive Plan.
(2)

Includes 480,641 shares issuable pursuant to outstanding stock options and 6,425,128 shares issuable pursuant to outstanding RSUs under our 2019 Amended and Restated Equity Incentive Plan and 2014 Omnibus Stock Ownership and Long Term Incentive Plan.

(3)	Excludes RSUs which have no exercise price.
(4)

Includes 29,410,391 shares available for issuance under our 2019 Amended and Restated Equity Incentive Plan and 6,459,790 shares available for issuance under our Employee Stock Purchase Plan. Our 2019 Amended and Restated Equity Incentive Plan provides that the number of shares of our common stock reserved for issuance under the plan will automatically increase on the first day of each fiscal year, beginning with the fiscal year ending January 31, 2022 and continuing until (and including) the fiscal year ending January 31, 2031, by an amount equal to the lesser of (i) 5% of the shares of our common stock issued and outstanding on January 31 of the immediately preceding fiscal year or (ii) an amount determined by our board of directors. Our Employee Stock Purchase Plan provides that the number of shares of our common stock available for future issuance under the plan will automatically increase on the first day of each fiscal year, beginning with the fiscal year ending January 31, 2022 and continuing until (and including) the fiscal year ended January 31, 2031, by an amount equal to the lesser of (i) 1% of the shares of our common stock issued and outstanding on January 31 of the immediately preceding fiscal year, (ii) 1,800,000 shares of our common stock or (iii) an amount determined by our board of directors.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL

YEAR ENDING JANUARY 31, 2027

Our board of directors and the Audit Committee are asking our stockholders to ratify the appointment by the Audit Committee of Ernst & Young LLP (“EY”), as the independent public accounting firm to conduct the audit of our financial statements for the fiscal year ending January 31, 2027. Stockholder ratification of such selection is not required by our Amended and Restated Bylaws or any other applicable legal requirement. However, our board of directors is submitting the selection of EY to our stockholders for ratification as a matter of good corporate governance.

In the event our stockholders fail to ratify the selection, the Audit Committee will consider whether or not to continue to retain EY for the fiscal year ending January 31, 2027. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change should be made.

EY has audited our financial statements since our fiscal year 2017. A representative of EY is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate stockholder questions.

Principal Accountant Fees and Services

The following table sets forth the fees billed for professional audit services and other services rendered to the Company by EY for the fiscal years ended January 31, 2026 and 2025.

	Years Ended January 31,
	2026	2025

Audit fees(1)	$2,261,000	$2,662,000

Audit-related fees(2)	—	—

Tax fees(3)	—	—

All other fees	—	—

Total fees	$2,261,000	$2,662,000

(1)

Audit fees consist of professional services rendered in connection with the audit of our annual consolidated financial statements, review of the financial statements included in our quarterly reports, as well as services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years. Fees for fiscal 2025 and 2026 also included fees related to other SEC registration statements.

(2)

Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These include fees for work performed relating to the buyer prepared closing statements for business combinations.

(3)	Tax Fees consist of fees billed for tax compliance, consultation and planning services.

Determination of Independence

In considering the nature of the services provided by our independent registered public accounting firm, the Audit Committee determined that such services are compatible with the provision of independent audit services.

The Audit Committee discussed these services with our independent registered public accounting firm and our management to determine that they are permitted under the rules and regulations concerning auditor independence.

Additional information concerning the Audit Committee and its activities can be found in the following sections of this proxy statement: “Committee of the Board of Directors” and “Report of the Audit Committee.”

Pre-Approval Policy

According to policies adopted by the Audit Committee and ratified by our board of directors, to ensure compliance with the SEC’s rules regarding auditor independence, all audit and non-audit services to be provided by our independent registered public accounting firm must be pre-approved by the Audit Committee. The Audit Committee has established a general pre-approval policy for certain audit and non-audit services, up to a specified amount for each identified service that may be provided by the independent auditors.

The Audit Committee approved all services provided by EY during the fiscal year ended January 31, 2026, in accordance with this policy. The Audit Committee has considered the nature and amount of the fees billed by EY and believes that the provision of the services for activities unrelated to the audit is compatible with maintaining EY’s independence.

Recommendation of Our Board of Directors and Audit Committee

OUR BOARD OF DIRECTORS AND OUR AUDIT COMMITTEE UNANIMOUSLY RECOMMEND THAT OUR STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 31, 2027.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our independent registered public accounting firm and assists our board of directors in fulfilling its oversight responsibilities on matters relating to the integrity of our financial statements, our compliance with legal and regulatory requirements and the independent registered public accounting firm’s qualifications and independence by meeting regularly with the independent registered public accounting firm and financial management personnel. Management is responsible for the preparation, presentation and integrity of our financial statements.

In fulfilling its oversight responsibilities, the Audit Committee:

•	reviewed and discussed our financial statements as of and for the fiscal year ended January 31, 2026 with management and EY;

•	discussed with EY the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC;

•

received the written disclosures and the letter from EY required by the applicable requirements of the Public Company Accounting Oversight Board regarding EY’s communications with the Audit Committee concerning independence; and

•	discussed the independence of EY with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to our board of directors, and our board of directors approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2026 for filing with the SEC. The Audit Committee also appointed EY as our independent registered public accounting firm for fiscal year ending January 31, 2027.

Submitted by the Audit Committee of our board of directors:

William Ruh, Chair
William Spruill
Justin Nyweide

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL THREE

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

General

We are seeking an advisory, non-binding stockholder vote with respect to the compensation awarded to our named executive officers (or “NEOs”), referred to as a “Say-on-Pay” vote, for the fiscal year ended January 31, 2026, in accordance with the requirements of Section 14A of the Exchange Act. In accordance with the preference expressed by our stockholders at the 2022 annual meeting of stockholders, the board has determined to hold a Say-on-Pay vote annually at least until the next advisory vote regarding the frequency of the Say-on-Pay vote.

Our executive compensation program and the compensation paid to our NEOs are described in the section entitled “Executive Compensation” of this proxy statement. Our compensation programs are overseen by the Compensation Committee and are based on principles that reflect a “pay-for-performance” philosophy and are strongly aligned with our stockholders’ interests and consistent with current market practices. Compensation of our NEOs is designed to enable us to attract and retain talented and experienced executives to lead us successfully in a competitive environment.

Accordingly, our board of directors requests that stockholders approve on a non-binding, advisory basis, the compensation of our NEOs as described in this proxy statement pursuant to the following resolution:

RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis” section, compensation tables, and narrative discussion, is hereby APPROVED.

Recommendation of Our Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION PAID TO THE COMPANY’S NEOS.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL FOUR

APPROVAL TO AMEND AND RESTATE THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO PERMIT STOCKHOLDERS TO REMOVE ANY DIRECTOR WITH OR WITHOUT CAUSE

General

We are proposing to amend and restate our Amended and Restated Certificate of Incorporation to permit our stockholders to remove any director on our board of directors with or without cause. If this Proposal Four is approved by the stockholders, our Amended and Restated Certificate of Incorporation will be amended and restated in accordance with the Amended and Restated Certificate of Incorporation included hereto as Exhibit A.

Background and Reasons for Amendment

Last year, our stockholders approved an amendment and restatement to our Amended and Restated Certificate of Incorporation to phase out the classification of the terms of our board of directors and to provide instead for the annual election of directors. Beginning at the 2028 Annual Meeting, the declassification of our board of directors will be complete, and all directors will be subject to annual election to one-year terms.

Section 5.3 of our Amended and Restated Certificate of Incorporation currently provides that, subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, a director may be removed from office by the stockholders of the Company only for cause.

The Delaware General Corporation Law (the “DGCL”), as applicable to corporations without a classified board of directors, requires that stockholders be afforded the right to remove directors from office with or without cause. The proposed amendment and restatement to our Amended and Restated Certificate of Incorporation is intended to conform our Amended and Restated Certificate of Incorporation to the requirements of the DGCL as applicable to the Company following the complete declassification of the board of directors as of the 2028 Annual Meeting.

The full text of the proposed Amended and Restated Certificate of Incorporation is included in Exhibit A to this Proxy Statement.

Effect of Proposal

If the proposed amendment and restatement is approved by our stockholders, stockholders of the Company would be able to remove a director from office with or without cause.

The proposed amendment and restatement does not change the number of directors or the board of director’s authority to change that number and to fill any vacancies or newly created directorships.

Required Vote

The affirmative vote of the holders of at least sixty six and two-thirds percent (66 2/3%) of the voting power of all outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, is required to approve the proposed amendment and restatement to the Amended and Restated Certificate of Incorporation. If this proposal to amend our Amended and Restated Certificate of Incorporation is approved by our stockholders, the resulting Amended and Restated Certificate of Incorporation of the Company will be filed with the Secretary of State of the State of Delaware shortly after the Annual Meeting. If this proposal to amend our Amended and Restated Certificate of Incorporation is not adopted and approved, the current Amended and Restated Certificate of Incorporation will remain unchanged.

Recommendation of Our Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO AMEND AND RESTATE THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO PROVIDE THAT STOCKHOLDERS MAY REMOVE ANY DIRECTOR FROM OFFICE, WITH OR WITHOUT CAUSE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information relating to the beneficial ownership of our common stock as of the record date:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our shares;

•	each of our directors;

•	each of our named executive officers; and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of the record date are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 108,794,598 shares outstanding as of the record date.

To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is c/o nCino, Inc., 6770 Parker Farm Drive, Wilmington, North Carolina 28405.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned

Directors and Named Executive Officers:

Sean Desmond(1)	476,600	*

Pierre Naudé(2)	838,377	*

Greg Orenstein(3)	265,818	*

April Rieger(4)	76,070	*

Jon Doyle(5)	76,925	*

Pam Kilday(6)	25,189	*

Justin Nyweide(7)	11,635	*

William Ruh(8)	237,726	*

William Spruill(9)	29,376	*

Diego Dugatkin(10)	4,414	*

Andy Yasutake(11)	4,414	*

All executive officers and directors as a group (11 persons)(12)	2,046,544	1.9%

5% Stockholders:(13)

Entities affiliated with HMI Capital Partners, L.P(14)	6,782,138	6.2%

Kayne Anderson Rudnick Investment Management, LLC(15)	5,903,773	5.4%

Capital International Investors(16)	5,857,423	5.4%

*	Indicates beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)

Consists of (a) 213,565 shares of common stock held by Mr. Desmond, (b) 212,549 shares of common stock issuable upon exercise of options held by Mr. Desmond that are vested and exercisable as of the record date or will become vested and exercisable within 60 days of such date, and (c) 50,486 shares of common stock to be issued pursuant to RSUs for which the time-based vesting condition has been or will be met within 60 days of the record date.
(2)

Consists of (a) 753,321 shares of common stock held by Mr. Naudé and (b) 85,056 shares of common stock to be issued pursuant to RSUs for which the time-based vesting condition has been or will be met within 60 days of the record date.

(3)

Consists of (a) 233,138 shares of common stock held by Mr. Orenstein and (b) 32,680 shares of common stock to be issued pursuant to RSUs for which the time-based vesting condition has been or will be met within 60 days of the record date.

(4)

Consists of (a) 53,901 shares of common stock held by Ms. Rieger and (b) 22,169 shares of common stock to be issued pursuant to RSUs for which the time-based vesting condition has been or will be met within 60 days of the record date.

(5)

Consists of (a) 69,540 shares of common stock held by Mr. Doyle and (b) 7,385 shares of common stock to be issued pursuant to RSUs for which the time-based vesting condition has been or will be met within 60 days of the record date.

(6)

Consists of (a) 17,804 shares of common stock held by Ms. Kilday and (b) 7,385 shares of common stock to be issued pursuant to RSUs for which the time-based vesting condition has been or will be met within 60 days of the record date.

(7)

Consists of (a) 4,250 shares of common stock held by Mr. Nyweide and (b) 7,385 shares of common stock to be issued pursuant to RSUs for which the time-based vesting condition has been or will be met within 60 days of the record date.

(8)

Consists of (a) 29,540 shares of common stock held by Mr. Ruh, (b) 200,801 shares of common stock held directly by the William J. Ruh Trust, U/T/A, for which Mr. Ruh is sole trustee, and (c) 7,385 shares of common stock to be issued pursuant to RSUs for which the time-based vesting condition has been or will be met within 60 days of the record date.

(9)

Consists of (a) 21,991 shares of common stock held by Mr. Spruill and (b) 7,385 shares of common stock to be issued pursuant to RSUs for which the time-based vesting condition has been or will be met within 60 days of the record date.

(10)	Consists of 4,414 shares of common stock to be issued to Dr. Dugatkin pursuant to RSUs for which the time-based vesting condition has been or will be met within 60 days of the record date.
(11)	Consists of 4,414 shares of common stock to be issued to Mr. Yasutake pursuant to RSUs for which the time-based vesting condition has been or will be met within 60 days of the record date.
(12)

Consists of (a) 1,597,851 shares of common stock beneficially owned by our directors and executive officers, (b) 212,549 shares of common stock issuable upon exercise of options held by our directors and executive officers that are vested and exercisable as of the record date or will become vested and exercisable within 60 days of such date, and (c) 236,144 shares of common stock to be issued pursuant to RSUs for which the time-based vesting condition has been or will be met within 60 days of the record date.

(13)

Based on Amendment No. 6 to the Schedule 13G filed on March 27, 2026 by The Vanguard Group (“Vanguard”), we understand that Vanguard went through an internal realignment on January 12, 2026, and, in accordance with SEC Release No. 34-39538 (January 12, 1998), certain subsidiaries or business divisions of subsidiaries of Vanguard, that formerly had, or were deemed to have, beneficial ownership of our shares with Vanguard, will report beneficial ownership separately (on a disaggregated basis) from Vanguard in reliance on such release. These subsidiaries and/or business divisions pursue the same investment strategies as previously pursued by Vanguard prior to the realignment. Further, in accordance with SEC Release No. 34-39538 (January 12, 1998), Vanguard no longer has, or is deemed to have, beneficial ownership over securities beneficially owned by such subsidiaries and/or business divisions. Accordingly, we have removed Vanguard from the foregoing table purely as a result of the restructuring, as our understanding is that our shares continue to be beneficially owned by certain subsidiaries or business divisions of subsidiaries of Vanguard.

(14)

Based on the Schedule 13D/A filed February 11, 2025 by HMI Capital Partners, L.P. (“HMI Capital Partners”), HMI Capital Management, L.P. (“HMI Capital Management”), HMI Capital Fund GP, LLC (“HMI Capital Fund”), Members GP, LLC (“Members”) and Marco W. Hellman (together, “HMI”), reporting beneficial ownership as of February 9, 2025. According to the Schedule 13D/A, each member of

HMI has shared voting and dispositive power with respect to 6,782,138 shares of common stock. Each of HMI Capital Management Partners, HMI, HMI Capital Fund GP, LLC, Members GP, LLC and Mr. Marco W. Hellman expressly disclaim beneficial ownership over any of the securities reported in the Schedule 13D/A. The address for these entities is c/o HMI Capital Management, L.P., 555 California Street, Suite 4900, San Francisco, CA 94104.
(15)

Based on Amendment No. 1 to the Schedule 13G filed on February 13, 2026 by Kayne Anderson Rudnick Investment Management, LLC (“Kayne Anderson”) reporting beneficial ownership as of December 31, 2025. According to the Schedule 13G, Kayne Anderson has shared voting and dispositive power with respect to 3,094,981 shares of common stock, sole dispositive power with respect to 2,808,792 shares of common stock, and sole voting power with respect to 2,722,782 shares of common stock. The address for Kayne Anderson is 2000 Avenue of the Stars, Suite 1110, Los Angeles, CA 90067.

(16)

Based on the Schedule 13G filed on August 13, 2025, by Capital International Investors (“Capital Investors”) reporting beneficial ownership as of June 30, 2025. According to the Schedule 13G, Capital Investors has shared voting and dispositive power with respect to all 5,857,423 shares of common stock. The address for Capital Investors is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.

DELINQUENT SECTION 16(a) REPORTS

The members of our board of directors, the executive officers of the Company and persons who hold more than 10% of our common stock (collectively, the “Reporting Persons”) are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of the Company’s securities on Form 3 and transactions in the Company’s securities on Forms 4 or 5. Based solely on its review of the copies of such forms received by it and written representations from the Company’s executive officers and directors, the Company believes that, for the fiscal year ended January 31, 2026, the Section 16(a) filing requirements were complied with by all the Reporting Persons during and with respect to such year, except that, due to the timing of receiving EDGAR codes, Forms 3 and 4 reports were filed late for Andy Yasutake and Diego Dugatkin.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, as amended, and, in accordance therewith, file electronically with the SEC our annual, quarterly and current reports, proxy statements and other information. We make available on the investor relations page of our website at https://investor.ncino.com/investor-relations, free of charge, copies of these reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is www.sec.gov. The information in or accessible through the websites referred to above are not incorporated into, and are not considered part of, this proxy statement. Further, our references to the URLs for these websites are intended to be inactive textual references only.

You should rely on the information contained in this proxy statement to vote your shares at the Annual Meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated May 8, 2026. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders at any time after that date does not create an implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitations in such jurisdiction.

FORM 10-K

We will make available, on or about May 8, 2026, the proxy materials, including our Annual Report on Form 10-K for the fiscal year ended January 31, 2026, at www.proxyvote.com. We will also make available, solely for your reference and by courtesy, our Annual Report on Form 10-K for the fiscal year ended January 31, 2026 on the investor relations page of our website at https://investor.ncino.com.

We will also provide, free of charge, to each person to any stockholder of record or beneficial owner of our common stock as of the record date, upon the written or oral request of any such persons, a copy of our Annual Report on Form 10-K for the fiscal year ended January 31, 2026 as filed with the SEC. Requests for such copies should be addressed to our Corporate Secretary at the address below:

nCino, Inc.

6770 Parker Farm Drive

Wilmington, North Carolina 28405

Attention: Corporate Secretary

Telephone: (888) 676-2466

Please include your contact information with the request. The exhibits set forth on the exhibit index of the Form 10-K may be made available at a reasonable charge.

OTHER MATTERS

We have no knowledge of any other matters that may come before the Annual Meeting and do not intend to present any other matters. However, if any other matters shall properly come before the meeting or any adjournment, our representatives will have the discretion to vote as they see fit unless directed otherwise.

To ensure that your shares will be represented at the Annual Meeting and in order to assure the required quorum, please sign, date and return your proxy promptly. You may still attend the Annual Meeting and vote, if you wish, even if you have previously voted on the matters to be presented.

NCINO, INC. 6770 PARKER FARM DRIVE WILMINGTON, NC 28405 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting—Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 17, 2026. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/NCNO2026 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 17, 2026. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V89868-P48869 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY NCINO, INC. The Board of Directors recommends you vote FOR the election of the director nominees: 1. Election of Four Directors Nominees: For Against Abstain 1a. Jon Doyle 1b. Williams Spruill 1c. Diego Dugatkin 1d. Andy Yasutake (Class II) The Board of Directors recommends you vote FOR proposals 2, 3, and 4: For Against Abstain 2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2027. 3. Approval, on a non-binding, advisory basis, of the compensation paid to the Company’s named executive officers. 4. Amendment to the Company’s Certificate of Incorporation to provide for removal of directors with or without cause. NOTE: In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. V89869-P48869 NCINO, INC. Annual Meeting of Stockholders June 18, 2026 10:00 a.m. Eastern Time This proxy is solicited by the Board of Directors The undersigned stockholder(s) hereby appoint(s) Sean Desmond, April Rieger, and Greg Orenstein, or any of them, as proxies, each with the power to appoint his or her substitute, and authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of NCINO, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually via live audio webcast at 10:00 a.m. Eastern Time on June 18, 2026 at www.virtualshareholdermeeting.com/NCNO2026, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations with respect to proposals 1 through 4. Continued and to be signed on reverse side